Offer to Purchase for Cash
by
TIER TECHNOLOGIES, INC.
of
Up to $10,000,000 in Value of Shares of its Common Stock
at a Purchase Price Not Greater Than $6.20 Nor Less Than $5.80 Per Share

THE TENDER OFFER, PRORATION PERIOD, AND WITHDRAWAL RIGHTS WILL
EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JANUARY 20, 2011,
UNLESS THE TENDER OFFER IS EXTENDED

Tier Technologies, Inc., a Delaware corporation (the “Company,” “we,” or “us”), is offering to purchase for cash up to $10,000,000 in value of shares of its common stock, par value $0.01 per share (the “common stock”), at a price not greater than $6.20 nor less than $5.80 per share, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase and the related Letter of Transmittal (which together, as they may be amended and supplemented from time to time, constitute the “Tender Offer”).

We are offering to purchase up to $10,000,000 in value of shares in the Tender Offer. On the terms and subject to the conditions of the Tender Offer, we will determine a single per share price, not greater than $6.20 nor less than $5.80 per share, net to the seller in cash, less any applicable withholding taxes and without interest, that we will pay for shares properly tendered and not properly withdrawn in the Tender Offer, taking into account the total number of shares tendered and the prices specified by tendering stockholders. After the Tender Offer expires, we will look at the prices chosen by stockholders for all of the shares properly tendered and not properly withdrawn. We will then select the lowest purchase price (in multiples of $0.10) (the “Purchase Price”) within the price range specified above that will allow us to purchase $10,000,000 in value of shares, or a lower amount depending on the number of shares properly tendered and not properly withdrawn. If, based on the purchase price we determine, shares having an aggregate value of less than $10,000,000 are properly tendered, we will buy all the shares that are properly tendered and not properly withdrawn. All shares we acquire in the Tender Offer will be acquired at the same purchase price regardless of whether any shareholder tendered at a lower price. We will purchase only shares tendered at prices at or below the purchase price we determine. However, because of the proration and conditional tender provisions described in this Offer to Purchase, we may not purchase all of the shares tendered at or below the purchase price if, based on the purchase price we determine, more than $10,000,000 in value of shares are properly tendered and not properly withdrawn. We will return shares tendered at prices in excess of the purchase price that we determine and shares that we do not purchase because of the proration and conditional tender provisions to the tendering stockholders at our expense promptly after the Tender Offer expires. See Section 3.

At the maximum purchase price of $6.20 per share, we could purchase 1,612,903 shares if the offer is fully subscribed, which would represent approximately 8.8% of our issued and outstanding common stock as of December 16, 2010. At the minimum purchase price of $5.80 per share, we could purchase 1,724,137 shares if the offer is fully subscribed, which would represent approximately 9.5% of our issued and outstanding common stock as of December 16, 2010.

The Tender Offer is not conditioned upon any minimum number of shares being tendered. The Tender Offer is, however, subject to certain conditions. See Section 7.

Questions and requests for assistance may be directed to Phoenix Advisory Partners (the “Information Agent”), or to Barrington Research Associates, Inc. (the “Dealer Manager” or “Barrington”), at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, or the Notice of Guaranteed Delivery should be directed to the Information Agent.

The Dealer Manager for the Tender Offer is:

Barrington Research Associates, Inc.

December 17, 2010

The shares are listed and traded on The Nasdaq Global Market (“Nasdaq”) under the symbol “TIER”. The lower end of the price range for the Tender Offer is below the closing market price for the shares on December 16, 2010, the last full trading day before we commenced the Tender Offer, when the closing market price of the shares as reported on Nasdaq was $5.81. Stockholders are urged to obtain current market quotations for the shares. See Section 8.

Our directors and executive officers have each advised us that they do not intend to tender any of their shares in the Tender Offer. See Section 11.

Our Board of Directors has authorized the Tender Offer. However, neither we nor our Board of Directors nor the Dealer Manager, the Depositary nor the Information Agent are making any recommendation to you as to whether to tender or refrain from tendering your shares or as to the price or prices at which you may choose to tender your shares. You must decide as to whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, and should consult your own tax and investment advisors.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this Offer to Purchase. Any representation to the contrary is a criminal offense.

IMPORTANT

If you want to tender all or part of your shares, you must do one of the following before the Tender Offer expires:

•	if your shares are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee, contact the nominee and have the nominee tender your shares for you;

•	if you hold certificates in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your shares, and any other documents required by the Letter of Transmittal, to Mellon Investor Services LLC, the Depositary for the Tender Offer (the “Depositary”) at its address shown on the Letter of Transmittal;

•	if you are an institution participating in The Depository Trust Company, tender your shares according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase; or

•	if you are a holder of vested options, you may exercise your vested options and tender any of the shares issued upon exercise.

If you wish to tender shares in the Tender Offer and your certificates for shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the expiration of the Tender Offer, you can still tender your shares if you comply with the guaranteed delivery procedures described in Section 3.

If you wish to maximize the chance that your shares will be purchased in the Tender Offer, you should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined in the Tender Offer.” If you agree to accept the purchase price determined in the Tender Offer, your shares will be deemed to be tendered at the minimum price of $5.80 per share. You should understand that this election may lower the purchase price paid for all shares in the Tender Offer and could result in your shares being purchased at the minimum price of $5.80 per share.

We are not making the Tender Offer to, and will not accept any tendered shares from, stockholders in any U.S. state where it would be illegal to do so. If we become aware of any U.S. state where the making of the Tender Offer or the acceptance of shares pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with such state’s applicable law where practicable. If, after such good faith effort, we cannot comply with the applicable law, the Tender Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in such U.S. state.

If you have any questions regarding the Tender Offer, please contact Phoenix Advisory Partners, the Information Agent for the Tender Offer, at (800) 576-4314 (toll free) (banks and brokers may call collect at (212) 493-3910), or Barrington, the Dealer Manager for the Tender Offer, at (800) 416-7479 (toll free) or (312) 634-6000 (collect).

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your shares or as to the purchase price or purchase prices at which you may choose to tender your shares in the Tender Offer. You should rely only on the information contained in this Offer to Purchase or to which we have referred you. We have not authorized anyone to provide you with information or to make any representation in connection with the Tender Offer other than those contained in this Offer to Purchase or in the related Letter of Transmittal. If anyone makes any recommendation or gives any information or representation, you must not rely upon that recommendation, information, or representation as having been authorized by us, the Dealer Manager, the Depositary, or the Information Agent.

SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. The Company is at times referred to as “we,” “our,” or “us.” We refer to the shares of our common stock as the “shares.” This summary term sheet highlights the material information in this Offer to Purchase, but you should realize that it does not describe all of the details of the Tender Offer to the same extent described in this Offer to Purchase. We urge you to read the entire Offer to Purchase and the related Letter of Transmittal because they contain the full details of the Tender Offer. We have included references to the sections of this Offer to Purchase where you will find a more complete discussion where helpful.

Who is offering to purchase my shares?

Tier Technologies, Inc.

What will be the purchase price for the shares and what will be the form of payment?

We are conducting the Tender Offer through a procedure commonly called a “modified Dutch Auction.”

This procedure allows you to select the price within a price range specified by us at which you are willing to sell your shares. The lowest price that may be specified is $5.80. The prices that may be specified increase in increments of $0.10 and the highest price that may be specified is $6.20. The lower end of the price range for the Tender Offer is below the closing market price for the shares on December 16, 2010, the last full trading day before we commenced the Tender Offer, when the closing market price of the shares as reported on Nasdaq was $5.81. Stockholders are urged to obtain current market quotations for the shares. See Section 8.

After the Tender Offer expires, we will look at the prices chosen by stockholders for all of the shares properly tendered and not properly withdrawn. We will then select the lowest purchase price within the price range specified above that will allow us to buy $10,000,000 in value of shares, or such lesser number of shares as are properly tendered and not properly withdrawn.

All shares we purchase will be purchased at the same price, even if you have selected a lower price, but we will not purchase any shares above the purchase price determined in the Tender Offer.

If you wish to maximize the chance that your shares will be purchased in the Tender Offer, you should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined in the Tender Offer” indicating that you will accept the purchase price we determine. If you agree to accept the purchase price determined in the Tender Offer, your shares will be deemed to be tendered at the minimum price of $5.80 per share. You should understand that this election may lower the purchase price paid for all shares in the Tender Offer and could result in your shares being purchased at the minimum price of $5.80 per share.

If your shares are purchased in the Tender Offer, we will pay you the purchase price in cash, less any applicable withholding taxes and without interest, promptly after the Tender Offer expires. See Sections 1 and 5. Under no circumstances will we pay interest on the purchase price, even if there is a delay in making payment.

How many shares is the Company offering to purchase in the Tender Offer?

We are offering to purchase up to $10,000,000 in value of shares. See Section 1. If, based on the purchase price we determine, more than $10,000,000 in value of shares are properly tendered and not properly withdrawn, we will purchase all shares tendered and not properly withdrawn at or below the purchase price on a pro rata basis, except for each conditional tender whose condition was not met, which we will not purchase (except as described in Section 6). At the maximum purchase price of $6.20 per share, we could purchase 1,612,903 shares if the Tender Offer is fully subscribed, which would represent approximately 8.8% of our issued and outstanding common stock as of December 16, 2010. At the minimum purchase price of $5.80 per share, we could purchase 1,724,137 shares if the Tender Offer is fully subscribed, which would represent approximately 9.5% of our issued and outstanding common stock as of December 16, 2010. The Tender Offer is not conditioned on any minimum number of shares being tendered, but is subject to other conditions. See Sections 1 and 7.

How will the Company pay for the shares?

The maximum aggregate purchase price of shares purchased in the Tender Offer will be $10,000,000. We anticipate that we will pay for the shares tendered in the Tender Offer as well as paying related fees and expenses, from our cash, cash equivalents, and short-term investments. See Section 9.

How long do I have to tender my shares? Can the Tender Offer be extended, amended, or terminated?

You may tender your shares until the Tender Offer expires. The Tender Offer will expire at 5:00 p.m., New York City time, on January 20, 2011, which we refer to as the “Expiration Time,” unless we extend it. See Section 1. If a broker, dealer, commercial bank, trust company, or other nominee holds your shares, it is likely the nominee has established an earlier deadline for you to act to instruct the nominee to accept the Tender Offer on your behalf. We urge you to contact the broker, dealer, commercial bank, trust company, or other nominee to find out the nominee’s deadline. See Section 3.

We may choose to extend the Tender Offer at any time and for any reason, subject to applicable laws. See Section 15. We cannot assure you that we will extend the Tender Offer or indicate the length of any extension that we may provide. If we extend the Tender Offer, we will delay the acceptance of any shares that have been tendered. We can also amend the Tender Offer in our sole discretion or terminate the Tender Offer under certain circumstances. See Sections 7 and 15.

How will I be notified if the Company extends the Tender Offer or amends the terms of the Tender Offer?

If we extend the Tender Offer, we will issue a press release announcing the extension and the new Expiration Time by 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Time. We will announce any amendment to the Tender Offer by making a public announcement of the amendment. See Section 15.

What is the purpose of the Tender Offer?

The purpose of the Tender Offer is to purchase a portion of our outstanding shares. We believe that the “modified Dutch Auction” tender offer described herein represents a mechanism to provide all of our stockholders with the opportunity to tender all or a portion of their shares and, thereby, receive a return of some or all of their investment if they so elect. The Tender Offer also provides stockholders (particularly those who, because of the size of their holdings, might not be able to sell their shares without potential disruption to the share price) with an opportunity to obtain liquidity with respect to all or a portion of their shares without potential disruption to the share price and the usual transaction costs associated with market sales. In addition, if we complete the Tender Offer, stockholders who do not participate in the Tender Offer will automatically increase their relative percentage ownership interest in us and our future operations at no additional cost to them. As a result, our Board of Directors believes that investing in our own shares in this manner is an attractive use of capital and an efficient means to provide value to our stockholders.

The Tender Offer also provides our stockholders with an efficient way to sell their shares without incurring brokers’ fees or commissions. Where shares are tendered by the registered owner of those shares directly to the Depositary, the sale of those shares in the Tender Offer will permit the seller to avoid the usual transaction costs associated with open market sales. See Section 2.

What are the significant conditions to the Tender Offer?

Our obligation to accept and pay for your tendered shares depends upon a number of conditions that must be satisfied or waived prior to the Expiration Time, including, but not limited to:

•	no changes in the general political, market, economic, or financial conditions in the United States or abroad that are reasonably likely to materially and adversely affect our business or the trading in the shares shall have occurred;

•	no legal action shall have been threatened in writing, instituted, or is pending that challenges the Tender Offer or seeks to impose limitations on our ability to acquire or hold or to exercise full rights of ownership of the shares;

•	no person or entity shall have proposed, announced, or commenced a tender or exchange offer (other than the Tender Offer) for our shares, and no merger, acquisition, business combination, or other similar transaction with or involving us or any subsidiary has been proposed, announced, or made by any person;

•	no person or entity (including a group) shall have acquired, or announced its proposal to acquire, beneficial ownership of more than 5% of the outstanding shares (other than anyone who publicly disclosed such ownership in a filing with the Securities and Exchange Commission (the “SEC”) on or before December 16, 2010), and no person or entity (including a group) which has made such a filing on or before December 16, 2010 has acquired or proposed to acquire an additional 1% or more of our outstanding shares;

•	no material adverse change in the business, properties, assets, liabilities, capitalization, stockholders’ equity, financial condition, operations, licenses, results of operations, or prospects of us or any of our subsidiaries, shall have occurred or is reasonably likely to occur; and

•	we shall not have determined that as a result of the consummation of the Tender Offer and the purchase of shares that there will be a reasonable likelihood that the shares will be delisted from Nasdaq or be eligible for deregistration under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Tender Offer is subject to a number of other conditions described in greater detail in Section 7.

Following the Tender Offer, will the Company continue as a public company?

Yes. The completion of the Tender Offer in accordance with its terms and conditions will not cause the Company to be delisted from Nasdaq or to stop being subject to the periodic reporting requirements of the Exchange Act. It is a condition of our obligation to purchase shares pursuant to the Tender Offer that there will not be a reasonable likelihood that such purchase will cause the shares not to continue to be eligible for listing on Nasdaq or not to continue to be eligible for registration under the Exchange Act. See Section 7.

How do I tender my shares?

If you want to tender all or part of your shares, you must do one of the following before 5:00 p.m., New York City time, on January 20, 2011, or any later time and date to which the Tender Offer may be extended or earlier, as your broker or other nominee may require:

•	if your shares are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee, contact the nominee and have the nominee tender your shares for you;

•	if you hold certificates in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your shares, and any other documents required by the Letter of Transmittal, to the Depositary at its address shown on the Letter of Transmittal;

•	if you are an institution participating in The Depository Trust Company, tender your shares according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase; or

•	if you are a holder of vested options to purchase shares under our equity compensation plans, you may exercise your vested options and tender any of the shares issued upon exercise.

If you want to tender your shares, but:

•	your certificates for your shares are not immediately available or cannot be delivered to the Depositary by the expiration of the Tender Offer;

•	you cannot comply with the procedure for book-entry transfer by the expiration of the Tender Offer; or

•	your other required documents cannot be delivered to the Depositary by the expiration of the Tender Offer;

then you can still tender your shares if you comply with the guaranteed delivery procedure described in Section 3.

You may contact the Information Agent or the Dealer Manager for assistance. The contact information for the Information Agent and the Dealer Manager appears on the back cover of this Offer to Purchase. See Section 3 and the Instructions to the Letter of Transmittal.

How do holders of vested stock options participate in the Tender Offer?

If you hold vested but unexercised options to purchase shares, you may exercise such options in accordance with the terms of the applicable stock option plan or plans and tender the shares received upon such exercise in accordance with the Tender Offer. An exercise of an option cannot be revoked even if shares received upon the exercise thereof and tendered in the Tender Offer are not purchased in the Tender Offer for any reason. See Section 3. Holders of unvested stock awards or other restricted equity interests may not tender shares or shares represented by such interests unless they are fully vested.

What happens if more than $10,000,000 in value of shares are tendered at or below the purchase price?

If, based on the purchase price we determine, shares having an aggregate value in excess of $10,000,000 are properly tendered and not properly withdrawn prior to the Expiration Time, we will purchase shares as follows:

•	first, from all stockholders who properly tender shares at or below the purchase price determined in the Tender Offer and who do not properly withdraw them before the Expiration Time, on a pro rata basis (except for stockholders who tendered shares conditionally for which the condition was not initially satisfied); and

•	second, only if necessary to permit us to purchase $10,000,000 in value of shares, from holders who have tendered shares at or below the purchase price determined in the Tender Offer conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

Because of the proration and conditional tender provisions described above, we may not purchase all of the shares that you tender even if you tender them at or below the purchase price. See Section 1.

Once I have tendered shares in the Tender Offer, can I withdraw my tender?

Yes. You may withdraw any shares you have tendered at any time before 5:00 p.m., New York City time, on January 20, 2011, unless we extend the Tender Offer, in which case you can withdraw your shares until the expiration of the Tender Offer as extended. If we have not accepted for payment the shares you have tendered to us, you may also withdraw your shares at any time after February 15, 2011. See Section 4.

How do I withdraw shares I previously tendered?

To withdraw previously tendered shares, you must deliver a written notice of withdrawal with the required information to the Depositary while you still have the right to withdraw the shares. If you have used more than one Letter of Transmittal or have otherwise tendered shares in more than one group of shares, you may withdraw shares using either separate notices of withdrawal or a combined notice of withdrawal, so long as the required information is included. Your notice of withdrawal must specify your name, the number of shares to be withdrawn, and the name of the registered holder of these shares. Some additional requirements apply if the share certificates to be withdrawn have been delivered to the Depositary or if your shares have been tendered under the procedure for book-entry transfer described in Section 3. See Section 4. If you have tendered your shares by giving instructions to a broker, dealer, commercial bank, trust company, or other nominee, you must instruct the nominee to arrange for the withdrawal of your shares.

Has the Company or its Board of Directors adopted a position on the Tender Offer?

Our Board of Directors has authorized the Tender Offer. However, neither we nor our Board of Directors nor the Dealer Manager, the Depositary nor the Information Agent are making any recommendation to you as to whether to tender or refrain from tendering your shares or as to the price or prices at which you may choose to tender your shares. You must decide as to whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, and should consult your own tax and investment advisors. See Section 2.

Do the directors and executive officers of the Company intend to tender their shares in the Tender Offer?

Our directors and executive officers have each advised us that they do not intend to tender any of their shares in the Tender Offer. Accordingly, if we complete the Tender Offer, the proportional holdings of our directors and executive officers will increase. After completion of the Tender Offer, our directors and executive officers may, in compliance with applicable law, sell their shares in open market or other transactions at prices that may or may not be more favorable than the purchase price to be paid to our stockholders in the Tender Offer. See Section 11.

If I decide not to tender, how will the Tender Offer affect my shares?

Stockholders who choose not to tender their shares will own a greater percentage interest in our outstanding common stock following the consummation of the Tender Offer. There may be reduced liquidity in the trading market for our common stock following the consummation of the Tender Offer. See Section 2.

What is the recent market price of my shares?

On December 16, 2010, the last full trading day before we commenced the Tender Offer, the closing price of the shares as reported on Nasdaq was $5.81 per share. You are urged to obtain current market quotations for the shares before deciding whether and at what price or prices to tender your shares. See Section 8.

When will the Company pay for the shares I tender?

We will pay the purchase price, net to the seller in cash, less any applicable withholding tax and without interest, for the shares we purchase promptly after the expiration of the Tender Offer. We do not expect, however, to announce the results of proration and begin paying for tendered shares until up to five business days after the expiration of the Tender Offer. See Section 5.

Will I have to pay brokerage commissions if I tender my shares?

If you are the record owner of your shares and you tender your shares directly to the Depositary, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker, dealer, commercial bank, trust company, or other nominee and the nominee tenders your shares on your behalf, the nominee may charge you a fee for doing so. You should consult with your broker, dealer, commercial bank, trust company, or other nominee to determine whether any charges will apply. See Section 3.

What are the U.S. federal income tax consequences if I tender my shares?

Generally, if you are a U.S. Holder (as defined in Section 14), you will be subject to U.S. federal income taxation when you receive cash from the Company in exchange for the shares you tender in the Tender Offer. Depending on your particular circumstances, you will be treated as either (1) recognizing capital gain or loss from a sale or exchange of your shares or (2) receiving a dividend distribution in respect of stock from the Company. See Section 14. If you are a foreign stockholder (as defined in Section 14), you may be subject to withholding at a rate of 30% on payments received pursuant to the Tender Offer. You may also be subject to tax in other jurisdictions on the disposal of shares. See Sections 3 and 14.

If you are a U.S. Holder, you must complete the Substitute Form W-9 included in your Letter of Transmittal. Any tendering stockholder or other payee that fails to complete, sign, and return to the Depositary the Substitute Form W-9 included in the Letter of Transmittal (or such other Internal Revenue Service (“IRS”) form as may be applicable) may be subject to U.S. backup withholding (currently at a 31% rate for payments made after December 31, 2010, subject to change upon action by Congress) on the gross proceeds paid to the stockholder or other payee pursuant to the Tender Offer. Different rules on filings in respect of withholding of tax apply to foreign stockholders. See Sections 3 and 14.

We recommend that you consult with your tax advisor with respect to your particular situation.

Will I have to pay stock transfer taxes if I tender my shares?

We will pay all stock transfer taxes unless payment is made to, or if shares not tendered or accepted for payment are to be registered in the name of, someone other than the registered holder, or tendered certificates are registered in the name of someone other than the person signing the Letter of Transmittal. See Section 5.

Whom can I talk to if I have questions?

If you have any questions regarding the Tender Offer, please contact Phoenix Advisory Partners, the Information Agent for the Tender Offer, at (800) 576-4314 (toll free) (banks and brokers may call collect at (212) 493-3910), or Barrington, the Dealer Manager for the Tender Offer, at (800) 416-7479 (toll free) or (312) 634-6000 (collect). Additional contact information for the Information Agent and the Dealer Manager is set forth on the back cover of this Offer to Purchase.

CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS

This Offer to Purchase, and the documents incorporated herein by reference, contain “forward-looking statements” which are subject to certain risks, trends, and uncertainties that could cause actual results and achievements to differ materially from those expressed in the forward-looking statements. Such risks, trends, and uncertainties are in some instances beyond the Company’s control.

Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “will,” and other similar expressions help identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements involve substantial risks and uncertainties and are based on current expectations, assumptions, estimates, and projections about our business and the industries in which we operate. Such risks and uncertainties include, but are not limited to:

•	general economic conditions in the U.S. and globally, which affect our financial results in all our markets, which we refer to as “verticals”, particularly the federal, state and local, and property tax verticals;

•	disruption or failure of our technical systems, payment processing platforms, or equipment, or the systems and equipment of our vendors or suppliers;

•	our ability to integrate and consolidate operations, facilities, technology infrastructure, platforms, products, or personnel;

•	our ability to achieve growth in revenue while keeping costs, including labor and equipment costs in connection with technology initiatives, interchange fees, and other expenses, relatively fixed;

•	security breaches, data loss, or improper disclosure or unauthorized access to confidential or personally identifiable data within our systems or our vendors’ or suppliers’ systems;

•	loss of clients due to competition, price reductions by our competitors, non-renewal or early termination of contracts, failure to develop and implement products, or our inability to perform projects;

•	our ability to comply with the numerous laws and regulations applicable to us, increases in the costs of such compliance, and the impact of new laws or regulatory changes on our business;

•	claims from divested business projects and failure to meet contractual performance obligations;

•	our ability to attract and retain employees with the skills and talents required for our industry; and

•	our ability to obtain affordable credit and insurance coverage.

These risks and uncertainties include risks related to our businesses as well as the factors relating to the transactions discussed in this Offer to Purchase. We may not actually achieve the plans, intentions, or expectations disclosed in our forward-looking statements. Actual results or events could differ materially from the plans, intentions, and expectations disclosed in the forward-looking statements that we make. You should not place undue reliance on the forward-looking statements, which speak only as of the date of this Offer to Purchase or the date of documents incorporated by reference. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, or investments that we may make. Except as required by law, we do not assume any obligation to update any forward-looking statements.

In addition, please refer to our Annual Report on Form 10-K for the fiscal year ended September 30, 2010 and our Current Report on Form 8-K filed on November 22, 2010, in each case as filed with the SEC, each of which is incorporated by reference herein, for additional information on risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements or that may otherwise impact our Company and business. See Section 10.

Notwithstanding anything in this Offer to Purchase, the Letter of Transmittal, or any document incorporated by reference into this Offer to Purchase, the safe harbor protections of the Private Securities Litigation Reform Act of 1995 do not apply to statements made in connection with a tender offer.

INTRODUCTION

To the Holders of our Common Stock:

We invite our stockholders to tender shares of our common stock, par value $0.01 per share (the “common stock”), for purchase by us. Upon the terms and subject to the conditions of this Offer to Purchase and the related Letter of Transmittal, we are offering to purchase up to $10,000,000 in value of shares at a price not greater than $6.20 nor less than $5.80 per share, net to the seller in cash, less applicable withholding taxes and without interest.

The Tender Offer will expire at 5:00 p.m., New York City time, on January 20, 2011, unless extended as described in Section 15.

After the Expiration Time, we will look at the prices chosen by stockholders for all of the shares properly tendered and not properly withdrawn. We will then select the lowest purchase price within the price range specified above that will allow us to buy $10,000,000 in value of shares, or a lower amount depending on the number of shares properly tendered and not properly withdrawn. If shares having an aggregate value of less than $10,000,000, based on the purchase price we determine, are properly tendered and not properly withdrawn, we will purchase all the shares that are properly tendered and not properly withdrawn. All shares we acquire in the Tender Offer will be acquired at the same purchase price regardless of whether the stockholder tendered at a lower price.

We will purchase only shares properly tendered at prices at or below the purchase price we determine and not properly withdrawn. However, because of the proration and conditional tender provisions described in this Offer to Purchase, we may not purchase all of the shares tendered, even if stockholders tendered at or below the purchase price, if more than $10,000,000 in value of shares, based on the purchase price we determine, are properly tendered and not properly withdrawn. We will return shares tendered at prices in excess of the purchase price that we determine and shares that we do not purchase because of the proration or conditional tender provisions to the tendering stockholders at our expense promptly following the Expiration Time. See Section 1.

Tendering stockholders whose shares are registered in their own names and who tender directly to Mellon Investor Services LLC, the Depositary for the Tender Offer, will not be obligated to pay brokerage fees or commissions or, except as described in Section 5, stock transfer taxes on the purchase of shares by us in the Tender Offer. If you own your shares through a broker, dealer, commercial bank, trust company, or other nominee and the nominee tenders your shares on your behalf, the nominee may charge you a fee for doing so. You should consult your broker, dealer, commercial bank, trust company, or other nominee to determine whether any charges will apply.

Holders of vested but unexercised options to purchase shares outstanding under the Amended and Restated 1996 Equity Incentive Plan and the Amended and Restated 2004 Stock Incentive Plan (collectively, the “Stock Option Plans”) may exercise such options and tender some or all of the shares issued upon such exercise. Holders of restricted stock and restricted stock units may not tender those shares or the shares represented by such units unless such restrictions have lapsed.

The Tender Offer is not conditioned upon any minimum number of shares being tendered. Our obligation to accept, and pay for, shares validly tendered pursuant to the Tender Offer is conditioned upon satisfaction or waiver of the conditions described in Section 7.

Our Board of Directors has authorized the Tender Offer. However, neither we nor our Board of Directors nor the Dealer Manager, the Depositary nor the Information Agent are making any recommendation to you as to whether to tender or refrain from tendering your shares or as to the price or prices at which you may choose to tender your shares. You must decide as to whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, and should consult your own tax and investment advisors. See Section 2.

Our directors and executive officers have each advised us that they do not intend to tender any of their shares in the Tender Offer. Accordingly, if we complete the Tender Offer, the proportional holdings of our directors and executive officers will increase. After completion of the Tender Offer, our directors and executive officers may, in compliance with applicable law, sell their shares in open market or other transactions at prices that may or may not be more favorable than the purchase price to be paid to our stockholders in the Tender Offer. See Section 11.

Any tendering stockholder or other payee that fails to complete, sign, and return to the Depositary the Substitute Form W-9 included in the Letter of Transmittal (or such other IRS form as may be applicable) may be subject to U.S. backup withholding (currently at a 31% rate for payments made after December 31, 2010, subject to change upon action by Congress) on the gross proceeds paid to the holder or other payee pursuant to the Tender Offer, unless such holder establishes that it is exempt from backup withholding. See Section 3. Also see Section 14 of this Offer to Purchase regarding material U.S. federal income tax consequences of a sale of shares pursuant to the Tender Offer.

As of December 16, 2010, there were approximately 18,230,965 shares of our common stock issued and outstanding. At the maximum purchase price of $6.20 per share, we could purchase 1,612,903 shares if the Tender Offer is fully subscribed, which would represent approximately 8.8% of our issued and outstanding common stock as of December 16, 2010. At the minimum purchase price of $5.80 per share, we could purchase 1,724,137 shares if the Tender Offer is fully subscribed, which would represent approximately 9.5% of our issued and outstanding common stock as of December 16, 2010. The shares are listed and traded on Nasdaq under the symbol “TIER”. On December 16, 2010, the last full trading day before we commenced the Tender Offer, the closing price of the shares as reported on Nasdaq was $5.81 per share. Stockholders are urged to obtain current market quotations for the shares before deciding whether and at what price or prices to tender their shares. See Section 8.

THE TENDER OFFER

1.	Terms of the Tender Offer

General.  Upon the terms and subject to the conditions of the Tender Offer, we will purchase up to $10,000,000 in value of shares of our common stock, or if a lesser amount of shares is properly tendered and not properly withdrawn, all shares that are properly tendered and not properly withdrawn in accordance with Section 4, at a price not greater than $6.20 nor less than $5.80 per share, net to the seller in cash, less any applicable withholding tax and without interest.

The term “Expiration Time” means 5:00 p.m., New York City time, on January 20, 2011, unless we, in our sole discretion, extend the period of time during which the Tender Offer will remain open, in which event the term “Expiration Time” shall refer to the latest time and date at which the Tender Offer, as so extended by us, shall expire. See Section 15 for a description of our right to extend, delay, terminate, or amend the Tender Offer.

If the Tender Offer is over-subscribed as described below, shares tendered at or below the purchase price we determine and not properly withdrawn will be subject to proration. The proration period and, except as described herein, withdrawal rights expire at the Expiration Time.

If we:

•	increase the price to be paid for shares above $6.20 per share or decrease the price to be paid for shares below $5.80 per share;

•	increase the number of shares being sought; or

•	decrease the value of shares being sought in the Tender Offer; and

•	the Tender Offer is scheduled to expire at any time earlier than the expiration of a period ending at 12:00 midnight, New York City time, on the tenth business day (as defined below) from, and including, the date that notice of any such increase or decrease is first published, sent, or given in the manner specified in Section 15, then the Tender Offer will be extended until the expiration of such ten business day period. For the purposes of the Tender Offer, a “business day” means any day other than a Saturday, Sunday, or U.S. federal holiday and consists of the time period from 12:01 a.m. to 12:00 midnight, New York City time.

The Tender Offer is not conditioned on any minimum number of shares being tendered.

In accordance with Instruction 5 to the Letter of Transmittal, stockholders desiring to tender shares must specify the price or prices, not in excess of $6.20 nor less than $5.80 per share, at which they are willing to sell their shares to us in the Tender Offer. The prices that may be specified begin at $5.80, and increase in $0.10 increments up to a maximum price of $6.20. Alternatively, stockholders desiring to tender shares can choose not to specify a price and, instead, can elect to tender their shares at the purchase price ultimately paid for shares properly tendered and not properly withdrawn in the Tender Offer, which could result in the tendering stockholder receiving the minimum price of $5.80 per share. See Section 8 for recent market prices for the shares. Stockholders are urged to obtain current market quotations for the shares before deciding whether, and at what purchase price or purchase prices, to tender their shares.

Promptly following the Expiration Time, we will look at the prices chosen by stockholders for all of the shares properly tendered and not properly withdrawn and will determine the lowest purchase price within the price range specified above that will allow us to buy $10,000,000 in value of shares, or a lower amount depending on the number of shares properly tendered and not properly withdrawn. If, based on the purchase price, shares having an aggregate value of less than $10,000,000 are properly tendered and not properly withdrawn, we will select the lowest purchase price that will allow us to buy all the shares that are properly tendered and not properly withdrawn. Once the purchase price has been determined, we intend to promptly disclose such price in a manner calculated to inform stockholders of this information, which will include a press release through PR Newswire or another comparable service.

All shares we acquire in the Tender Offer will be acquired at the same purchase price regardless of whether the stockholder tendered at a lower price. We will purchase only shares properly tendered at prices at or below the purchase price we determine. However, because of the proration and conditional tender provisions described in this Offer to Purchase, we may not purchase all of the shares tendered, even if stockholders tendered at or below the purchase price, if more than the number of shares we seek to purchase are properly tendered and not properly withdrawn. We will return shares tendered at prices in excess of the purchase price that we determine and shares that we do not purchase because of the proration or conditional tender provisions to the tendering stockholders at our expense promptly after the Expiration Time. Stockholders can specify one minimum price for a specified portion of their shares and a different minimum price for other specified shares, but a separate Letter of Transmittal must be submitted for shares tendered at each price. See Instruction 5 to the Letter of Transmittal.

Stockholders also can specify the order in which we will purchase the specified portions in the event that, as a result of the proration provisions or otherwise, we purchase some but not all of the tendered shares pursuant to the Tender Offer. In the event a stockholder does not designate the order and fewer than all shares are purchased due to proration, the Depositary will select the order of shares purchased.

If the number of shares properly tendered at or below the purchase price determined in the Tender Offer and not properly withdrawn prior to the Expiration Time is less than or equal to $10,000,000 in value of shares, we will, subject to applicable law and upon the terms and subject to the conditions of the Tender Offer, purchase all shares so tendered at the purchase price we determine.

Priority of Purchases.  Upon the terms and subject to the conditions of the Tender Offer, if, based on the purchase price, shares having an aggregate value in excess of $10,000,000 have been properly tendered at or below the purchase price selected by us and not properly withdrawn prior to the Expiration Time, we will, subject to applicable law, purchase properly tendered shares on the basis set forth below:

•	First, subject to the conditional tender provisions described in Section 6, we will purchase all shares tendered at prices at or below the purchase price determined by us on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares, as described below.

•	Second, if necessary to permit us to purchase $10,000,000 in value of shares, shares conditionally tendered (for which the condition requiring us to purchase a specified number of shares was not initially satisfied) at or below the purchase price determined by us and not properly withdrawn, will, to the extent feasible, be selected for purchase by random lot. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

As a result of the foregoing priorities applicable to the purchase of shares tendered, it is possible that all of the shares that a stockholder tenders in the Tender Offer may not be purchased even if they are tendered at prices at or below the purchase price. In addition, if a tender is conditioned upon the purchase of a specified number of shares, it is possible that none of those shares will be purchased even though those shares were tendered at prices at or below the purchase price we determine.

Proration.  If proration of tendered shares is required, we will determine the proration factor promptly following the Expiration Time. Subject to adjustment to avoid the purchase of fractional shares and subject to the provisions governing conditional tenders described in Section 6, proration for each stockholder tendering shares will be based on the ratio of the number of shares properly tendered and not properly withdrawn by the stockholder to the total number of shares properly tendered and not properly withdrawn by all stockholders, at or below the purchase price determined in the Tender Offer. Because of the difficulty in determining the number of shares properly tendered and not properly withdrawn, and because of the conditional tender procedure described in Section 6, we expect that we will not be able to announce the final proration factor or commence payment for any shares purchased pursuant to the Tender Offer until up to five business days after the Expiration Time. The preliminary results of any proration will be announced by press release promptly after the Expiration Time. After the Expiration Time, stockholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.

As described in Section 14, the number of shares that we will purchase from a stockholder in the Tender Offer may affect the U.S. federal income tax consequences to that stockholder and, therefore, may be relevant to a stockholder’s decision whether or not to tender shares and whether to condition any tender upon our purchase of a stated number of shares held by such stockholder.

This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of shares and will be furnished to brokers, dealers, commercial banks, and trust companies whose names, or the names of whose nominees, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares.

2.	Purpose of the Tender Offer; Certain Effects of the Tender Offer; Other Plans

Purpose of the Tender Offer.  Our Board of Directors regularly considers the means by which we can enhance stockholder value, including by purchasing shares of our common stock. In January 2009, our Board authorized the purchase of up to $15 million of our common stock in the open market from time to time, and in August 2009, the Board increased the maximum amount that could be purchased to $20 million. The Board is aware of practical limits on the volume of shares that can be purchased through this program, and as of September 30, 2010, we had purchased approximately 1,652,000 shares of common stock for approximately $12.3 million under this open market purchase program.

Until recently, we faced a second practical limit on our ability to purchase our shares: at September 30, 2009 and September 30, 2008, our investment portfolio included $31.2 million and $31.3 million, respectively, par value of municipal bonds that were collateralized with student loans. After the initial issuance of these securities, the interest rate on the securities was reset at prescribed intervals based on the market demand for the securities on the reset date: an “auction.” We refer to these securities as auction rate securities, or ARS. Beginning in February 2008, some of the auctions for these securities were unsuccessful. As a result of the unsuccessful auctions and the uncertainty in the credit market, the liquidity of these securities declined. During the second quarter of our fiscal year ended September 30, 2010, we liquidated approximately $5.2 million of our ARS, and we liquidated the remaining $26.0 million in the third and fourth quarters of the fiscal year. We invested the proceeds in short-term liquid investments and cash equivalents. (Additional information about our ARS can be found in Note 3 to our Consolidated Financial Statements, included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2010.)

Following the liquidation of our ARS, our Board continued to evaluate the potential uses of our cash resources, particularly after Alex P. Hart became our CEO and President in August 2010 and familiarized himself with our business, our capital requirements, and our capital resources. We are now offering to purchase up to $10,000,000 in value of our shares in the Tender Offer. At the maximum purchase price of $6.20 per share, we could purchase 1,612,903 shares if the Tender Offer is fully subscribed, which would represent approximately 8.8% of our issued and outstanding common stock as of December 16, 2010. At the minimum purchase price of $5.80 per share, we could purchase 1,724,137 shares if the Tender Offer is fully subscribed, which would represent approximately 9.5% of our issued and outstanding common stock as of December 16, 2010.

In considering whether to proceed with the Tender Offer, our Board of Directors reviewed our available cash resources in light of our anticipated cash flows from operations and our expected need for capital resources to fund operations. Among other factors, our Board of Directors considered the estimated cost of our current and anticipated technology projects and capital expenditures. The Board also reviewed and considered our strategic plan, capital structure, financial position and dividend policy, the anticipated cost and availability of financing, and the market price of the shares, as well as our operations, strategy, and expectations for the future. As a result of this review, our Board of Directors concluded that our available cash resources are sufficient to permit a $10 million purchase of shares of our common stock and that a “modified Dutch Auction” tender offer is the optimal mechanism for purchasing this amount of shares, and the Board authorized the making of this Tender Offer. When the Board authorized the Tender Offer, it was aware of the proposal submitted by Discovery Equity Partners, L.P., for consideration by stockholders at our 2011 annual meeting, proposing a purchase of $40 million of our common stock.

Our Board of Directors believes that the recent trading price range of our shares is not fully reflective of the value of our business and future prospects, and that consequently the purchase of the shares represents an attractive investment and an appropriate and desirable use of available cash resources. However, actual experience may differ significantly from our expectations. See “Cautionary Note on Forward-Looking Statements.” Because of the Board’s view about the cash available to be used to purchase shares, and because of the Board’s belief that the “modified Dutch Auction” was the optimal method for purchasing the amount of shares sought in this Tender Offer, the Board terminated the open market purchase program described in the first paragraph above under “— Purpose of the Tender Offer.”

The purpose of the Tender Offer is to purchase a portion of our outstanding shares. We believe that the “modified Dutch Auction” tender offer described herein represents a mechanism to provide all of our stockholders with the opportunity to tender all or a portion of their shares and, thereby, receive a return of some or all of their investment if they so elect. The Tender Offer also provides stockholders (particularly those who, because of the size of their holdings, might not be able to sell their shares without potential disruption to the share price) with an opportunity to obtain liquidity with respect to all or a portion of their shares, without potential disruption to the share price and the usual transaction costs associated with market sales. In addition, if we complete the Tender Offer, stockholders who do not participate in the Tender Offer will automatically increase their relative percentage ownership interest in us and our future operations at no additional cost to them. As a result, our Board of Directors believes that investing in our own shares in this manner is an attractive use of capital and an efficient means to provide value to our stockholders.

The Tender Offer also provides our stockholders with an efficient way to sell their shares without incurring brokers’ fees or commissions. Where shares are tendered by the registered owner of those shares directly to the Depositary, the sale of those shares in the Tender Offer will permit the seller to avoid the usual transaction costs associated with open market sales.

All shares purchased in the Tender Offer will be held by the Company as treasury shares and will be available for reissuance under our stock plans and for other corporate purposes.

Our Board of Directors has authorized the Tender Offer. However, neither we nor our Board of Directors nor the Dealer Manager, the Depositary nor the Information Agent are making any recommendation to you as to whether to tender or refrain from tendering your shares or as to the price or prices at which you may choose to tender your shares. You must decide as to whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, and should consult your own tax and investment advisors.

Certain Effects of the Tender Offer.  Stockholders who do not tender their shares pursuant to the Tender Offer and stockholders who otherwise retain an equity interest in the Company as a result of a partial tender of shares or proration will continue to be owners of the Company. As a result, if we complete the Tender Offer, those stockholders will realize a proportionate increase in their relative equity interest in the Company and, thus, in our future earnings and assets, if any, and will bear the attendant risks associated with owning our equity securities, including risks resulting from our purchase of shares. Stockholders may be able to sell non-tendered shares in the future on Nasdaq, or otherwise, at a net price significantly higher or lower than the purchase price in the Tender Offer. We can give no assurance, however, as to the price at which a stockholder may be able to sell his or her shares in the future.

The Tender Offer will reduce our “public float” (the number of shares owned by non-affiliate stockholders and available for trading in the securities markets), and may reduce the number of our stockholders. These reductions may result in reduced liquidity in the trading market for our common stock following completion of the Tender Offer.

Our directors and executive officers have each advised us that they do not intend to tender any of their shares in the Tender Offer. Accordingly, if we complete the Tender Offer, the proportional holdings of our directors and executive officers will increase. After completion of the Tender Offer, our directors and executive officers may, in compliance with applicable law, sell their shares in open market or other transactions at prices that may or may not be more favorable than the purchase price to be paid to our stockholders in the Tender Offer. See Section 11.

Our shares are currently “margin securities” under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using the shares as collateral. We believe that, following the purchase of shares pursuant to the Tender Offer, the shares will continue to be “margin securities” for purposes of the Federal Reserve Board’s margin regulations.

Management.  We are currently seeking a Chief Technology Officer.

Other Plans.  Except for the foregoing and as otherwise disclosed in this Offer to Purchase or the documents incorporated by reference herein, we currently have no plans, proposals, or negotiations underway that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization, or liquidation, involving us or any of our subsidiaries;

•	any purchase, sale, or transfer of an amount of our assets or any of our subsidiaries’ assets which is material to us and our subsidiaries, taken as a whole;

•	any material change in our present dividend rate or policy, our indebtedness or capitalization, our corporate structure or our business;

•	any change in our present Board of Directors or management or any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the Board of Directors or to change any material term of the employment contract of any executive officer;

•	any class of our equity securities ceasing to be listed on Nasdaq;

•	any class of our equity securities becoming eligible for termination of registration under Section 12(b) of the Exchange Act;

•	the suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

•	the acquisition or disposition by any person of our securities; or

•	any changes in our charter or by-laws or other actions that could impede the acquisition of control of us.

Notwithstanding the foregoing, as part of our long-term corporate goal of increasing stockholder value, we have regularly considered alternatives to enhance stockholder value, including open market purchases of our shares, payment of a dividend to our stockholders, strategic acquisitions, divestitures, and business combinations, and we intend to continue to consider alternatives to enhance stockholder value. Except as otherwise disclosed in this Offer to Purchase, as of the date hereof, no agreements, understandings, or decisions have been reached and there can be no assurance that we will decide to undertake any such alternatives. See Section 11.

3.	Procedures for Tendering Shares

Valid Tender.  For a stockholder to make a valid tender of shares in the Tender Offer, the Depositary must receive, at one of its addresses set forth on the back cover of this Offer to Purchase and prior to the Expiration Time:

•	a Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, or, in the case of a book-entry transfer, an “agent’s message” (see “— Book-Entry Transfer” below), and any other required documents; and

•	either certificates representing the tendered shares or, in the case of tendered shares delivered in accordance with the procedures for book-entry transfer we describe below, a book-entry confirmation of that delivery (see “— Book-Entry Transfer” below).

In the alternative, the tendering stockholder must, before the Expiration Time, comply with the guaranteed delivery procedures we describe below.

If a broker, dealer, commercial bank, trust company, or other nominee holds your shares, it is likely the nominee has established an earlier deadline for you to act to instruct the nominee to accept the Tender Offer on your behalf. We urge you to contact your broker, dealer, commercial bank, trust company, or other nominee to find out the nominee’s applicable deadline.

In accordance with Instruction 5 to the Letter of Transmittal, each stockholder desiring to tender shares pursuant to the Tender Offer must either (1) check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Tender Offer,” in which case you will be deemed to have tendered your shares at the minimum price of $5.80 per share (YOU SHOULD UNDERSTAND THAT THIS ELECTION MAY LOWER THE PURCHASE PRICE PAID FOR ALL PURCHASED SHARES IN THE TENDER OFFER AND COULD RESULT IN THE TENDERED SHARES BEING PURCHASED AT THE MINIMUM PRICE OF $5.80 PER SHARE) or (2) check one, and only one, of the boxes corresponding to the price at which shares are being tendered in the section of the Letter of Transmittal captioned “Price (in Dollars) Per Share at Which Shares Are Being Tendered.” A tender of shares will be proper if one, and only one, of these boxes is checked on the Letter of Transmittal.

If tendering stockholders desire to maximize the chance that their shares will be purchased in the Tender Offer, they should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Tender Offer.” If tendering stockholders desire to indicate a specific price at which their shares are being tendered, they must check the applicable price box in the section of the Letter of Transmittal captioned “Price (in Dollars) per Share at Which Shares Are Being Tendered.” Tendering stockholders should be aware that this election could mean that none of their shares will be purchased if the price selected by the stockholder is higher than the purchase price we eventually determine after the Expiration Time. The lower end of the price range for the Tender Offer is below the closing market price for the shares on December 16, 2010, the last full trading day before we commenced the Tender Offer, when the closing market price of the shares as reported on Nasdaq was $5.81.

A stockholder who desires to tender shares at more than one price must complete a separate Letter of Transmittal for each price at which shares are being tendered. The same shares cannot be tendered (unless previously properly withdrawn in accordance with the terms of the Tender Offer) at more than one price. In order to properly withdraw, stockholders who tendered at multiple prices pursuant to multiple Letters of Transmittal must comply with the procedures described in Section 4.

We urge stockholders who hold shares through brokers or banks to consult the brokers or banks to determine whether transaction costs are applicable if they tender shares through the brokers or banks and not directly to the Depositary.

Stockholders also can specify the order in which we will purchase the specified portions in the event that, as a result of the proration provisions or otherwise, we purchase some but not all of the tendered shares pursuant to the Tender Offer. In the event a stockholder does not designate the order and fewer than all shares are purchased due to proration, the Depositary will select the order of shares purchased.

Book-Entry Transfer.  For purposes of the Tender Offer, the Depositary will establish an account for the shares at The Depository Trust Company (the “book-entry transfer facility”) within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of shares by causing the book-entry transfer facility to transfer those shares into the Depositary’s account in accordance with the book-entry transfer facility’s procedures for that transfer. Although delivery of shares may be effected through book-entry transfer into the Depositary’s account at the book-entry transfer facility, the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, or an agent’s message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Time, or the tendering stockholder must comply with the guaranteed delivery procedures we describe below.

The confirmation of a book-entry transfer of shares into the Depositary’s account at the book-entry transfer facility as we describe above is referred to herein as a “book-entry confirmation.” Delivery of documents to the book-entry transfer facility in accordance with the book-entry transfer facility’s procedures will not constitute delivery to the Depositary.

The term “agent’s message” means a message transmitted by the book-entry transfer facility to, and received by, the Depositary and forming a part of a book-entry confirmation, stating that the book-entry transfer facility has received an express acknowledgment from the participant tendering shares through the book-entry transfer facility that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against that participant.

Method of Delivery.  The method of delivery of shares, the Letter of Transmittal, and all other required documents, including delivery through the book-entry transfer facility, is at the sole election and risk of the tendering stockholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If you plan to make delivery by mail, we recommend that you deliver by registered mail with return receipt requested and obtain proper insurance. In all cases, sufficient time should be allowed to ensure timely delivery.

Signature Guarantees.  No signature guarantee will be required on a Letter of Transmittal for shares tendered thereby if:

•	the “registered holder(s)” of those shares signs the Letter of Transmittal and has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” in the Letter of Transmittal; or

•	those shares are tendered for the account of an “eligible institution.”

A “registered holder” of tendered shares will include any participant in the book-entry transfer facility’s system whose name appears on a security position listing as the owner of those shares, and an “eligible institution” is a “financial institution,” which term includes most commercial banks, savings and loan associations, and brokerage houses, that is a participant in any of the following: (1) the Securities Transfer Agents Medallion Program; (2) the New York Stock Exchange, Inc. Medallion Signature Program; or (3) the Stock Exchange Medallion Program.

Except as described above, all signatures on any Letter of Transmittal for shares tendered thereby must be guaranteed by an eligible institution. See Instructions 1 and 6 to the Letter of Transmittal. If the certificates for shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 6 to the Letter of Transmittal.

Guaranteed Delivery.  If you wish to tender shares in the Tender Offer and your certificates for shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Time, you can still tender your shares if you satisfy all of the following conditions:

•	your tender is made by or through an eligible institution;

•	a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided is received by the Depositary, as provided below, prior to the Expiration Time; and

•	the Depositary receives, at one of its addresses set forth on the back cover of this Offer to Purchase and within the period of three business days after the date of execution of that Notice of Guaranteed Delivery, either: (1) the certificates representing the shares being tendered, in the proper form for transfer, together with all other required documents and a Letter of Transmittal, which has been properly completed and duly executed and includes all signature guarantees required thereon; or (2) confirmation of book-entry transfer of the shares into the Depositary’s account at the book-entry transfer facility, together with all other required documents and either a Letter of Transmittal, which has been properly completed and duly executed and includes all signature guarantees required thereon or an agent’s message.

A Notice of Guaranteed Delivery must be delivered to the Depositary by hand, overnight courier, facsimile transmission, or mail before the Expiration Time and must include a guarantee by an eligible institution in the form set forth in the Notice of Guaranteed Delivery.

Stock Option Plans; Restricted Stock.  Holders of vested but unexercised options may exercise such options in accordance with the terms of the Stock Option Plans and tender the shares received upon such exercise in accordance with the Offer. See “Valid Tender” above. Your exercise of options will be irrevocable, regardless of whether your shares are purchased. Holders of vested but unexercised options should evaluate this Offer to Purchase carefully to determine if participation would be advantageous to them, based on their stock option exercise prices, the date of their stock option grants and the years left to exercise their options, the range of tender prices, and the provisions for pro rata purchases by the Company described in Section 1. We strongly encourage those holders to discuss the Tender Offer with their tax and investment advisors. Holders of restricted stock or restricted stock units may not tender those shares or the shares represented by such units unless the restrictions imposed on such shares or the shares represented by such units by the relevant Stock Option Plan and award agreement have lapsed.

Return of Unpurchased Shares.  The Depositary will return certificates for unpurchased shares promptly after the expiration or termination of the Tender Offer or the proper withdrawal of the shares, as applicable, or, in the case of shares tendered by book-entry transfer at the book-entry transfer facility, the Depositary will credit the shares to the appropriate account maintained by the tendering stockholder at the book-entry transfer facility, in each case without expense to the stockholder.

Tendering Stockholder’s Representation and Warranty; Our Acceptance Constitutes an Agreement.  It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender shares for such person’s own account unless at the time of tender and at the Expiration Time such person has a “net long position” in (1) a number of shares that is equal to or greater than the amount tendered and will deliver or cause to be delivered such shares for the purpose of tendering to us within the period specified in the Tender Offer or (2) other securities immediately convertible into, exercisable for, or exchangeable into a number of shares (“Equivalent Securities”) that is equal to or greater than the number of shares tendered and, upon the acceptance of such tender, will acquire such shares by conversion, exchange, or exercise of such Equivalent Securities to the extent required by the terms of the Tender Offer and will deliver or cause to be delivered such shares so acquired for the purpose of tender to us within the period specified in the Tender Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of shares made pursuant to any method of delivery described herein will constitute the tendering stockholder’s acceptance of the terms and conditions of the Tender Offer, as well as the tendering stockholder’s representation and warranty to us that (1) such stockholder has a “net long position” in a number of shares or Equivalent Securities at least equal to the shares being tendered within the meaning of Rule 14e-4, and (2) such tender of shares complies with Rule 14e-4.

Our acceptance for payment of shares tendered pursuant to the Tender Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Tender Offer.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects.  All questions as to the number of shares to be accepted, the price to be paid for shares to be accepted, and the validity, form, eligibility (including time of receipt), and acceptance for payment of any tender of shares will be determined by us, in our sole discretion, and each such decision will be final and binding on all parties, subject to a stockholder’s right to challenge our determination in a court of competent jurisdiction. We reserve the absolute right prior to the Expiration Time to reject any or all tenders we determine not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right subject to applicable law to waive any conditions of the Tender Offer with respect to all stockholders or any defect or irregularity in any tender with respect to any particular shares or any particular stockholder whether or not we waive similar defects or irregularities in the case of other stockholders. No tender of shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of us, the Dealer Manager, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our reasonable interpretation of the terms of and conditions to the Tender Offer, including the Letter of Transmittal and the instructions thereto, will be final and binding on all parties, subject to a stockholder’s right to challenge our determination in a court of competent jurisdiction. By tendering shares to us, you agree to accept all decisions we make concerning these matters and waive any right you might otherwise have to challenge those decisions.

Lost Certificates.  If the share certificates which a registered holder wants to surrender have been lost, destroyed, or stolen, the stockholder should promptly contact the Depositary at (800) 270-3449 (toll free), for instructions as to obtaining an affidavit of loss. The affidavit of loss must be submitted together with the Letter of Transmittal in order for the stockholder to receive payment for shares that are tendered and accepted for payment. The stockholder may be required to post a bond to secure against the risk that the certificates may be subsequently recirculated. See Instruction 12 to the Letter of Transmittal.

U.S. Federal Backup Withholding.  Under the current U.S. income tax backup withholding rules, a percentage of the gross proceeds payable to a stockholder or other payee pursuant to the Tender Offer (currently 31% for payments made after December 31, 2010, subject to change upon action by Congress) must be withheld and remitted to the Internal Revenue Service (“IRS”), unless the stockholder or other payee (1) provides its taxpayer identification number (i.e., its employer identification number or social security number) to the Depositary and certifies that such number is correct and that such stockholder is not subject to backup withholding, or (2) establishes that an exemption from withholding otherwise applies. If the Depositary is not provided with the correct taxpayer identification number or another adequate basis for exemption, the stockholder may be subject to backup withholding tax and may be subject to certain penalties imposed by the IRS. Therefore, unless an exemption exists and is proven in a manner satisfactory to the Depositary, each tendering stockholder that is a U.S. Holder (as defined in Section 14) should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding. Amounts withheld, if any, under the backup withholding rules are generally not an additional tax and may be refunded or credited against the stockholder’s U.S. federal income tax liability, provided that the stockholder furnishes the required information to the IRS.

Certain stockholders (including, among others, all corporations and certain foreign individuals) are not subject to these backup withholding requirements. In order for a foreign stockholder to qualify as an exempt recipient, that stockholder must submit a statement (generally, an IRS Form W-8BEN), signed under penalties of perjury, attesting to that stockholder’s exempt status. Such statements can be obtained from the Depositary. See Instruction 10 to the Letter of Transmittal. A foreign stockholder that submits a properly completed IRS Form W-8BEN may still be subject to regular withholding tax on gross proceeds payable to such holder.

Stockholders are urged to consult with their own tax advisors regarding possible qualifications for exemption from backup withholding tax and the procedure for obtaining any applicable exemption.

Withholding on Payments to Foreign Stockholders.  A foreign stockholder is any stockholder that is not for U.S. federal income tax purposes: (a) an individual citizen or resident of the United States, (b) a corporation, partnership, or other entity created or organized in or under the laws of the United States, any state thereof, or the District of Columbia, (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (d) a trust the income from which is subject to U.S. federal income taxation regardless of source. Gross proceeds payable pursuant to the Tender Offer to a foreign stockholder or its agent will be subject to U.S. federal income and withholding tax unless the Tender Offer is treated as a sale or exchange for such foreign stockholder as described in Section 14. Notwithstanding the foregoing, the Depositary will assume that the tender is treated as a distribution taxed as a dividend, regardless of whether the tender is properly treated as a sale or exchange for such foreign stockholder, and will withhold 30% of the gross proceeds unless the Depositary determines that a reduced rate of withholding is applicable pursuant to a tax treaty or that an exemption from withholding is applicable and, in either case, the foreign stockholder provides the appropriate certification, as described below. A foreign stockholder may be eligible to file for a refund of such tax or a portion of such tax withheld if such stockholder (i) can establish that its tender is properly characterized as a sale or exchange (as opposed to a dividend) as described in Section 14 or (ii) if such stockholder is entitled to a reduced rate of withholding pursuant to a tax treaty and the Depositary withheld at a higher rate. In order to obtain a reduced rate of withholding under a tax treaty, a foreign stockholder must deliver to the Depositary before payment a properly completed and executed IRS Form W-8BEN claiming such an exemption or reduction. Such forms can be obtained from the Information Agent. In order to claim an exemption from withholding on the grounds that gross proceeds paid pursuant to the Tender Offer are effectively connected with the conduct of a trade or business within the United States, a foreign stockholder must deliver to the Depositary a properly completed and executed IRS Form W-8ECI claiming such exemption. Such forms can be obtained from the Information Agent. Backup withholding generally will not apply to amounts subject to the 30% or a treaty-reduced rate of withholding. Foreign stockholders are urged to consult their own tax advisors regarding the application of U.S. federal income tax withholding, including eligibility for a withholding tax reduction or exemption and the refund procedure.

If a foreign stockholder tenders shares held in a U.S. brokerage account or otherwise through a U.S. broker, dealer, commercial bank, trust company, or other nominee, such U.S. broker or other nominee will generally be the withholding agent for the payment made to the foreign stockholder pursuant to the Tender Offer. Such U.S. broker or other nominees may withhold or require certifications in this regard. Foreign stockholders tendering shares held through a U.S. broker or other nominee should consult such U.S. broker or other nominee and their own tax advisors to determine the particular withholding procedures that will be applicable to them.

For a discussion of material U.S. federal income tax consequences to tendering stockholders, see Section 14.

4.	Withdrawal Rights

Except as this Section 4 otherwise provides, tenders of shares are irrevocable. You may withdraw shares that you have previously tendered in the Tender Offer according to the procedures we describe below at any time prior to the Expiration Time. You may also withdraw your previously tendered shares at any time after February 15, 2011, unless such shares have been accepted for payment as provided in the Tender Offer.

For a withdrawal to be effective, a written notice of withdrawal must:

•	be received in a timely manner by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase; and

•	specify the name of the person having tendered the shares to be withdrawn, the number of shares to be withdrawn, and the name of the registered holder of the shares to be withdrawn, if different from the name of the person who tendered the shares.

If certificates for shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of those certificates, the serial numbers shown on those certificates must be submitted to the Depositary and, unless an eligible institution has tendered those shares, an eligible institution must guarantee the signatures on the notice of withdrawal.

If a stockholder has used more than one Letter of Transmittal or has otherwise tendered shares in more than one group of shares, the stockholder may withdraw shares using either separate notices of withdrawal or a combined notice of withdrawal, so long as the information specified above is included.

If shares have been delivered in accordance with the procedures for book-entry transfer described in Section 3, any notice of withdrawal must also specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn shares and otherwise comply with the book-entry transfer facility’s procedures.

Withdrawals of tendered shares may not be rescinded, and any shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Tender Offer. Withdrawn shares may be retendered at any time prior to the Expiration Time by again following one of the procedures described in Section 3.

We will decide, in our sole discretion, all questions as to the form, validity, and eligibility, including time of receipt, of notices of withdrawal, and each such decision will be final and binding on all parties, subject to a stockholder’s right to challenge our determination in a court of competent jurisdiction. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of shares by any stockholder, whether or not we waive similar defects or irregularities in the case of any other stockholder. None of us, the Dealer Manager, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

If we extend the Tender Offer, are delayed in our purchase of shares, or are unable to purchase shares in the Tender Offer as a result of a failure of a condition disclosed in Section 7, then, without prejudice to our rights in the Tender Offer, the Depositary may, subject to applicable law, retain tendered shares on our behalf, and such shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer.

5.	Purchase of Shares and Payment of Purchase Price

Upon the terms and subject to the conditions of the Tender Offer, promptly following the Expiration Time, we will (1) determine a single per share purchase price we will pay for the shares properly tendered and not properly withdrawn before the Expiration Time, taking into account the number of shares tendered and the prices specified by tendering stockholders, and (2) accept for payment and pay for, and thereby purchase, shares having an aggregate purchase price of up to $10,000,000 properly tendered at prices at or below the purchase price and not properly withdrawn before the Expiration Time.

For purposes of the Tender Offer, we will be deemed to have accepted for payment (and therefore purchased), subject to the proration and conditional tender provisions of the Tender Offer, shares that are properly tendered at or below the purchase price determined by us and not properly withdrawn only when, as, and if we give oral or written notice to the Depositary of our acceptance of the shares for payment pursuant to the Tender Offer.

Upon the terms and subject to the conditions of the Tender Offer, we will accept for payment and pay the per share purchase price for all of the shares accepted for payment pursuant to the Tender Offer promptly after the Expiration Time. In all cases, payment for shares tendered and accepted for payment pursuant to the Tender Offer will be made promptly, subject to possible delay in the event of proration, but only after timely receipt by the Depositary of:

•	certificates for shares, or a timely book-entry confirmation of the deposit of shares into the Depositary’s account at the book-entry transfer facility;

•	a properly completed and duly executed Letter of Transmittal, or, in the case of a book-entry transfer, an agent’s message; and

•	any other required documents.

We will pay for shares purchased pursuant to the Tender Offer by depositing the aggregate purchase price for the shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders.

In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment promptly after the Expiration Time. However, we expect that we will not be able to announce the final results of any proration or commence payment for any shares purchased pursuant to the Tender Offer until up to five business days after the Expiration Time. Certificates for all shares tendered and not properly withdrawn and not purchased, including all shares tendered and not properly withdrawn at prices in excess of the purchase price and shares not purchased due to proration or conditional tender, will be returned or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the book-entry transfer facility by the participant who delivered the shares, to the tendering stockholder at our expense promptly after the Expiration Time or termination of the Tender Offer.

Under no circumstances will we pay interest on the purchase price, including but not limited to, by reason of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase shares pursuant to the Tender Offer. See Section 7.

We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased pursuant to the Tender Offer. If, however, payment of the purchase price is to be made to, or (in the circumstances permitted by the Tender Offer) if unpurchased shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted. See Instruction 7 to the Letter of Transmittal.

Any tendering stockholder or other payee that fails to properly complete, sign, and return to the Depositary the Substitute Form W-9 included with the Letter of Transmittal or, in the case of a foreign stockholder, an IRS Form W-8BEN (or such other IRS form as may be applicable or suitable substitute forms) may be subject to required U.S. backup withholding at a rate equal to 31% of the gross proceeds paid to the stockholder or other payee pursuant to the Tender Offer after December 31, 2010, which rate is subject to change pending action by Congress. See Section 3. A foreign stockholder that submits a properly completed IRS Form W-8BEN may still be subject to the regular withholding tax on the gross proceeds payable to such holder. See Sections 3 and 14.

6.	Conditional Tender of Shares

In the event of an over-subscription of the Tender Offer, shares tendered at or below the purchase price prior to the Expiration Time will be subject to proration. See Section 1. As discussed in Section 14, the number of shares to be purchased from a particular stockholder may affect the tax treatment of the purchase to the stockholder and the stockholder’s decision whether to tender. Accordingly, a stockholder may tender shares subject to the condition that a specified minimum number of the stockholder’s shares tendered pursuant to a Letter of Transmittal must be purchased if any shares tendered are purchased. Any stockholder desiring to make a conditional tender must so indicate in the box entitled “Conditional Tender” in the Letter of Transmittal, and, if applicable, in the Notice of Guaranteed Delivery.

Any tendering stockholder wishing to make a conditional tender must calculate and appropriately indicate the minimum number of shares that must be purchased if any are to be purchased. After the Expiration Time, if more than $10,000,000 in value of shares are properly tendered and not properly withdrawn, so that we must prorate our acceptance of and payment for tendered shares, we will calculate a preliminary proration percentage based upon all shares properly tendered, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of shares to be purchased from any stockholder below the minimum number specified, the tender will automatically be regarded as withdrawn (except as provided in the next paragraph). All shares tendered by a stockholder subject to a conditional tender and regarded as withdrawn as a result of proration will be returned at our expense, promptly after the Expiration Time.

After giving effect to these withdrawals, we will accept the remaining shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If conditional tenders would otherwise be regarded as withdrawn and would cause the total number of shares to be purchased to fall below an aggregate purchase price of $10,000,000 then, to the extent feasible, we will select enough of the conditional tenders that would otherwise have been withdrawn to permit us to purchase $10,000,000 in value of shares. In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular taxpayer as a single lot, and will limit our purchase in each case to the designated minimum number of shares to be purchased. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

7.	Conditions of the Tender Offer

Notwithstanding any other provision of the Tender Offer, we will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the Tender Offer or may postpone the acceptance for payment of, or the purchase of and the payment for shares tendered, subject to Rule 13e-4(f)(5) under the Exchange Act (which requires that the issuer making the tender offer shall either pay the consideration offered or return tendered securities promptly after the termination or withdrawal of the tender offer), if at any time prior to the Expiration Time any of the following events has occurred (or shall have been reasonably determined by us to have occurred) that, in our reasonable judgment and regardless of the circumstances giving rise to the event or events (other than any such event or events that are proximately caused by our action or failure to act), make it inadvisable to proceed with the Tender Offer or with acceptance for payment:

•	there has occurred any change in the general political, market, economic, or financial conditions in the United States or abroad that is reasonably likely to materially and adversely affect our business or the trading in the shares, including, but not limited to, the following:

•	any general suspension of, or general limitation on prices for, or trading in, securities on any national securities exchange in the United States or in the over-the-counter market;

•	a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation (whether or not mandatory) by any governmental agency or authority on, or any other event that, in our reasonable judgment, could reasonably be expected to adversely affect, the extension of credit by banks or other financial institutions in the United States;

•	the commencement or escalation of a war, armed hostilities, or other similar national or international calamity directly or indirectly involving the United States;

•	a decrease in excess of 10% in the closing market price for the shares or in the Dow Jones Industrial Average, the Nasdaq Composite Index, or the S&P 500 Composite Index since the date of the commencement of the Tender Offer; or

•	legislation amending the Code (as defined in Section 14) has been passed by either the U.S. House of Representatives or the Senate or becomes pending before the U.S. House of Representatives or the Senate or any committee thereof, the effect of which, in our reasonable judgment, would be to change the tax consequences of the transaction contemplated by the Tender Offer in any manner that would adversely affect us;

•	there has been threatened in writing, instituted, or pending any action, proceeding, application, or counterclaim by or before any court or governmental, administrative or regulatory agency or authority, domestic or foreign, or any other person or tribunal, domestic or foreign, which:

•	challenges or seeks to challenge, restrain, prohibit, or delay the making of the Tender Offer, the acquisition by us of the shares in the Tender Offer, or any other matter relating to the Tender Offer, or seeks to obtain any material damages or otherwise relating to the transactions contemplated by the Tender Offer;

•	seeks to make the purchase of, or payment for, some or all of the shares pursuant to the Tender Offer illegal or results in a delay in our ability to accept for payment or pay for some or all of the shares; or

•	seeks to impose limitations on our ability to acquire or hold or to exercise full rights of ownership of the shares or otherwise could reasonably be expected to materially adversely affect the business, properties, assets, liabilities, capitalization, stockholders’ equity, financial condition, operations, licenses, results of operations, or prospects of us or any of our subsidiaries, taken as a whole, or the value of the shares;

•	any action has been taken or any statute, rule, regulation, judgment, decree, injunction, or order (preliminary, permanent, or otherwise) has been proposed, sought, enacted, entered, promulgated, enforced, or deemed to be applicable to the Tender Offer or us or any of our subsidiaries by any court, government, or governmental agency or other regulatory or administrative authority, domestic or foreign, which, in our reasonable judgment:

•	indicates that any approval or other action of any such court, agency, or authority may be required in connection with the Tender Offer or the purchase of shares thereunder;

•	could reasonably be expected to prohibit, restrict, or delay consummation of the Tender Offer; or

•	otherwise could reasonably be expected to materially adversely affect the business, properties, assets, liabilities, capitalization, stockholders’ equity, financial condition, operations, licenses, results of operations, or prospects of us or any of our subsidiaries, taken as a whole;

•	a tender or exchange offer for any or all of our outstanding shares (other than the Tender Offer), or any merger, acquisition, business combination, or other similar transaction with or involving us or any subsidiary, has been proposed, announced, or made by any person or entity;

•	we learn that:

•	any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act), or person has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC on or before December 16, 2010); or

•	any entity, group, or person who has filed a Schedule 13D or Schedule 13G with the SEC on or before December 16, 2010 has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise, beneficial ownership of an additional 1% or more of our outstanding shares;

•	any approval, permit, authorization, favorable review, or consent of any governmental entity required to be obtained in connection with the Tender Offer has not been obtained on terms satisfactory to us in our reasonable discretion;

•	any change (or condition, event, or development involving a prospective change) has occurred in the business, properties, assets, liabilities, capitalization, stockholders’ equity, financial condition, operations, licenses, results of operations, or prospects of us or any of our subsidiaries, taken as a whole, that, in our reasonable judgment, does or is reasonably likely to have a materially adverse effect on us or any of our subsidiaries, taken as a whole, or we have become aware of any fact that, in our reasonable judgment, does or is reasonably likely to have a material adverse effect on the value of the shares; or

•	we determine that the consummation of the Tender Offer and the purchase of the shares is reasonably likely to cause the shares to be delisted from Nasdaq or to be eligible for deregistration under the Exchange Act.

The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions (other than conditions that are proximately caused by our action or failure to act), and may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion before the Expiration Time. Any determination by us concerning the events described above will be final and binding on all parties.

8.	Price Range of the Shares

The shares are traded on Nasdaq under the symbol “TIER”. The following table sets forth, for each of the periods indicated, the high and low sales prices per share as reported by Nasdaq based on published financial sources.

	Fiscal Year Ended September 30,
	2010		2009
	High	Low	High	Low

First quarter	$9.00	$7.43	$7.57	$3.41
Second quarter	$8.32	$7.10	$6.39	$4.48
Third quarter	$8.58	$5.99	$7.90	$4.35
Fourth quarter	$6.90	$4.53	$8.90	$7.10

On December 16, 2010, the last full trading day before we commenced the Tender Offer, the last reported sales price of the shares reported by Nasdaq was $5.81 per share. We urge stockholders to obtain a current market price for the shares before deciding whether and at what price or prices to tender their shares.

9.	Source and Amount of Funds

Assuming that the Tender Offer is fully subscribed, the aggregate purchase price for the shares purchased in the Tender Offer will be $10,000,000.

We anticipate that we will pay for the shares tendered in the Tender Offer, as well as paying related fees and expenses, from our cash, cash equivalents, and short-term investments.

10.	Information About Tier Technologies, Inc.

We are a leading provider of biller direct electronic payment solutions. We provide those solutions through our primary brand, Official Payments. These solutions provide payment services via multiple channels including the Internet, automated Interactive Voice Response, or IVR, call center, and point-of-sale, or POS, environments. We offer our clients — billers — a front-end platform designed expressly for the biller direct market with a single source solution that simplifies the management of electronic payments. Our solutions include multiple enhanced payment services, including convenience fee payments, absorbed payments, payment reminders, and the scheduling of automated payments. We also offer our clients a range of payment choices, including credit and debit cards, electronic checks, cash, and money orders, and emerging payment methods, to meet the needs of their customers, the bill-payers. By utilizing our solutions, billers can reduce, if not eliminate, their management and expense of payment technology, PCI data security requirements, and compliance with other payment industry standards, while offering their customers secure and convenient means to pay their bills. The demand for our services has been driven by an increasing preference of consumers and billers to make and accept payments electronically; increased acceptance of online, interactive voice response systems and contact management solutions; and legislative mandates. We offer these services in a variety of markets, which we refer to as verticals. Our current verticals include: (1) Federal — which includes federal income and business tax payments; (2) State and Local — which includes state and local income tax payments; (3) Property Tax — which includes state and local real property tax payments; (4) Utility — which includes payments of utility bills; (5) Education — which includes payments to post-secondary educational institutions; and (6) Other — which includes payments of local government fines and fees, motor vehicle registration fees and other charges, rent, insurance, K-12 meals and fees, and personal property taxes.

Where You Can Find More Information.  We are subject to the informational filing requirements of the Exchange Act, and, accordingly, are obligated to file reports, statements, and other information with the SEC relating to our business, financial condition, and other matters. Information, as of particular dates, concerning directors and officers, their remuneration, options granted to them, the principal holders of our securities, and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our stockholders and filed with the SEC. We also have filed an Issuer Tender Offer Statement on Schedule TO with the SEC that includes additional information relating to the Tender Offer.

These reports, statements, and other information can be inspected and copied at the library of Nasdaq at One Liberty Plaza, 165 Broadway, New York, NY 10006 and at the public reference facilities maintained by the SEC at 100 F Street, NE, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Copies of this material may also be obtained by mail, upon payment of the SEC’s customary charges, from the Public Reference Section of the SEC at 100 F Street, NE, Washington, DC 20549. The SEC also maintains a website at http://www.sec.gov that contains reports, proxy, and information statements and other information regarding registrants that file electronically with the SEC.

Incorporation by Reference.  The rules of the SEC allow us to “incorporate by reference” information into this Offer to Purchase, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The Tender Offer incorporates by reference the documents listed below, including the financial statements and the notes related thereto contained in those documents that have been previously filed with the SEC. These documents contain important information about us.

SEC Filing (File No. 000-23195)	Period or Date Filed
Annual Report on Form 10-K	Fiscal Year Ended September 30, 2010, filed November 22, 2010
Current Report on Form 8-K	November 22, 2010

You can obtain any of the documents incorporated by reference in this Offer to Purchase from us or from the SEC’s website at the address set forth above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents. You may request a copy of these filings at no cost, by writing or telephoning us at: Tier Technologies, Inc., 11130 Sunrise Valley Drive, Suite 300, Reston, Virginia 20191, Attention: Investor Relations, Telephone: (571) 382-1000. Please be sure to include your complete name and address in your request. If you request any incorporated documents, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request. You can also find copies of our filings with the SEC by visiting our website at: http://www.tier.com. Information contained on our website is not part of, and is not incorporated into, the Tender Offer.

11.	Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares

As of December 16, 2010, there were approximately 18,230,965 shares of our common stock issued and outstanding. We are offering to purchase up to $10,000,000 in value of our shares in the Tender Offer. At the maximum purchase price of $6.20 per share, we could purchase 1,612,903 shares if the Tender Offer is fully subscribed, which would represent approximately 8.8% of our issued and outstanding common stock as of December 16, 2010. At the minimum purchase price of $5.80 per share, we could purchase 1,724,137 shares if the Tender Offer is fully subscribed, which would represent approximately 9.5% of our issued and outstanding common stock as of December 16, 2010.

As of December 16, 2010, our directors and executive officers as a group (12 persons) beneficially owned an aggregate of approximately 2,867,424 shares, representing approximately 14.9% of the total number of outstanding shares. Our directors and executive officers have each advised us that they do not intend to tender any of their shares in the Tender Offer. Accordingly, if we complete the Tender Offer, and if the Tender Offer is fully subscribed, the proportional holdings of our directors and executive officers as a group will increase to approximately 16.3% (if the purchase price is the maximum, $6.20 per share) to 16.4% (if the purchase price is the minimum, $5.80 per share) of our issued and outstanding common stock. The information set forth in the column “% beneficially owned after the Tender Offer ($6.20)” in the table below gives effect to the Tender Offer, assumes that the Tender Offer is fully subscribed, and assumes that the purchase price was $6.20 per share. The information set forth in the column “% beneficially owned after the Tender Offer ($5.80)” in the table below gives effect to the Tender Offer, assumes that the Tender Offer is fully subscribed, and assumes that the purchase price was $5.80 per share. After completion of the Tender Offer, our directors and executive officers may, in compliance with applicable law, sell their shares in open market or other transactions at prices that may or may not be more favorable than the purchase price to be paid to our stockholders in the Tender Offer.

As of December 16, 2010, the aggregate number and percentage of shares of our common stock that were beneficially owned by our current directors, current executive officers, and each person who owns (to our knowledge) 5% or more of our outstanding shares were as appears in the second and third columns of the table below. Assuming we purchase an aggregate of $10,000,000 in value of our shares in the Tender Offer, and no director, executive officer, or any person who owns (to our knowledge based on our review of available Schedule 13D and 13G filings with the SEC) 5% or more of our outstanding shares of common stock tenders any shares in the Tender Offer, the percentage beneficial ownership of each director, executive officer, and person who owns (to our knowledge based on our review of available Schedule 13D and 13G filings with the SEC) 5% or more of our outstanding shares after the Tender Offer will be approximately as appears in the table below, with each such person’s percentage ownership ranging from the percentage shown in the column, “% beneficially owned after the Tender Offer ($6.20)” to the percentage shown in the column, “% beneficially owned after the Tender Offer ($5.80)”. We have no information about whether any stockholder, other than our directors or executive officers, intends to tender or not tender in the Tender Offer; as noted above, our directors and executive officers have each advised us that they do not intend to tender any of their shares in the Tender Offer.

Unless otherwise indicated, the address of each person listed is: 11130 Sunrise Valley Drive, Suite 300, Reston, Virginia, 20191.

	As of December 16, 2010			% beneficially	% beneficially
	Shares		%	owned after	owned after
	beneficially		beneficially	the Tender	the Tender
Name of Beneficial Owner	owned(1)		owned	Offer ($6.20)(2)	Offer ($5.80)(3)

5% Stockholders
Discovery Group I, LLC(4)	2,459,404		13.5%	14.8%	14.9%
Wells Fargo & Company(5)	2,109,746		11.6%	12.7%	12.8%
Giant Investment, LLC(6)	1,799,321		9.9%	10.8%	10.9%
Heartland Advisors, Inc.(7)	1,717,474		9.4%	10.3%	10.4%
Dimensional Fund Advisors(8)	1,450,931		8.0%	8.7%	8.8%
Directors and Executive Officers
Charles W. Berger	140,000	(9)	*	*	*
John J. Delucca	50,000	(10)	*	*	*
Morgan P. Guenther	140,000	(11)	*	*	*
Alex P. Hart	—		*	*	*
Philip G. Heasley	21,102	(12)	*	*	*
David A. Poe	6,668	(13)	*	*	*
Ronald L. Rossetti	434,500	(14)	2.3%	2.6%	2.6%
Zachary F. Sadek	1,799,321	(15)	9.9%	10.8%	10.9%
Atul Garg	—		*	*	*
Ronald W. Johnston	163,333	(16)	*	1.0%	1.0%
Keith S. Kendrick	60,000	(17)	*	*	*
Keith S. Omsberg	52,500	(18)	*	*	*
All directors and executive officers as a group (12 persons)	2,867,424	(19)	14.9%	16.3%	16.4%

*	Less than 1% of the issued and outstanding common stock.

(1)	“Beneficial ownership” generally means any person who, directly or indirectly, has or shares voting or investment power with respect to a security or has the right to acquire such power within 60 days.

(2)	Assumes that the Company purchases a total of 1,612,903 shares in the Tender Offer at a price of $6.20 and that the stockholder in question does not participate in the Tender Offer.

(3)	Assumes that the Company purchases a total of 1,724,137 shares in the Tender Offer at a price of $5.80 and that the stockholder in question does not participate in the Tender Offer.

(4)	Address: 191 North Wacker Drive, Suite 1685, Chicago, Illinois 60606. Based solely on information contained in a Schedule 13D/A filed with the SEC by Discovery Group I, LLC on November 2, 2010. Discovery Group I, LLC is the sole general partner of Discovery Equity Partners, L.P. Discovery Equity Partners, L.P. beneficially owns 2,109,667 shares of common stock and Discovery Group I, LLC beneficially owns 2,459,404 shares of common stock.

(5)	Address: For Wells Fargo & Company, 420 Montgomery Street, San Francisco, California 94104; for Wells Capital Management Incorporated, 525 Market Street, 10th Floor, San Francisco, California 94105. Based solely on information contained in a Schedule 13G/A filed with the SEC on January 25, 2010 by Wells Fargo & Company and its subsidiary, Wells Capital Management Incorporated. This table reflects the shares of common stock owned by Wells Fargo & Company and Wells Capital Management Incorporated as of December 31, 2009.

(6)	Address: 265 Franklin Street, 18th Floor, Boston, Massachusetts 02110. Based solely on information contained in a Schedule 13D/A filed with the SEC on January 15, 2010 by Giant Investment, LLC, (“Giant”); Parthenon Investors II, L.P. (“Parthenon”); PCap Partners II, LLC (“PCap Partners”); PCap II, LLC (“PCap II”); John C. Rutherford; and Ernest K. Jacquet (collectively, the “Parthenon Group”). Parthenon is a managing member of Giant, PCap Partners is a general partner of Parthenon, and PCap II is a managing member of PCap Partners. Giant directly beneficially owns 1,799,321 shares of common stock. As parents of Giant, Parthenon, PCap Partners and PCap II may be deemed to beneficially own their proportional interest in the shares of common stock directly and beneficially owned by Giant, comprising 1,748,401 shares of common stock. John C. Rutherford and Ernest K. Jacquet are control persons of various entities indirectly investing in Giant and may be deemed to beneficially own a proportional interest in the shares of common stock owned by Giant, comprising 1,799,321 shares of common stock. In addition, Exhibit 99.2 to a Schedule 13D/A filed by the Parthenon Group on January 6, 2009 indicated that Mr. Sadek, who is a member of our Board of Directors, may be deemed to indirectly beneficially own all of the shares directly beneficially owned by Giant due to his position as a Vice President of PCap Managers LLC, an affiliate of Giant, but that Mr. Sadek disclaims any such beneficial ownership.

(7)	Address: 789 North Water Street, Milwaukee, Wisconsin 53202. Based solely on information contained in a Schedule 13G/A filed with the SEC by Heartland Advisors, Inc. on February 10, 2010. This table reflects the shares of common stock that may be deemed beneficially owned by (1) Heartland Advisors, Inc., by virtue of its investment discretion and voting authority granted by certain clients, and (2) William J. Nasgovitz, by virtue of his control of Heartland Advisors, Inc., in each case as of December 31, 2009. Mr. Nasgovitz disclaims beneficial ownership of these shares.

(8)	Address: Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746. Based on information contained in a Schedule 13G/A filed with the SEC by Dimensional Fund Advisors LP on February 10, 2010. In its role as an investment advisor, sub-adviser and/or manager to certain investment companies, trusts and accounts (the “Funds”), Dimensional and/or its subsidiaries (collectively, “Dimensional”) possesses investment and/or voting power over the shares shown in the table above, and may be deemed to be the beneficial owner of such shares. However, all shares reported above are owned by the Funds, and Dimensional disclaims beneficial ownership of such shares. This table reflects the shares of common stock deemed beneficially owned by Dimensional as of December 31, 2009.

(9)	Consists entirely of shares issuable upon the exercise of options exercisable on or before February 14, 2011.

(10)	Includes 40,000 shares issuable upon the exercise of options exercisable on or before February 14, 2011.

(11)	Consists entirely of shares issuable upon the exercise of options exercisable on or before February 14, 2011.

(12)	Includes 10,002 shares issuable upon the exercise of options exercisable on or before February 14, 2011.

(13)	Consists entirely of shares issuable upon the exercise of options exercisable on or before February 14, 2011.

(14)	Includes 385,000 shares issuable upon the exercise of options exercisable on or before February 14, 2011.

(15)	Address: 265 Franklin Street, 18th Floor, Boston, Massachusetts 02110. Based solely on information contained in a Schedule 13D/A filed with the SEC on January 15, 2010 by Giant Investment, LLC, (“Giant”); Parthenon Investors II, L.P. (“Parthenon”); PCap Partners II, LLC (“PCap Partners”); PCap II, LLC (“PCap II”); John C. Rutherford; and Ernest K. Jacquet (collectively, the “Parthenon Group”). Parthenon is a managing member of Giant, PCap Partners is a general partner of Parthenon, and PCap II is a managing member of PCap Partners. Giant directly beneficially owns 1,799,321 shares of common stock. As parents of Giant, Parthenon, PCap Partners and PCap II may be deemed to beneficially own their proportional interest in the shares of common stock directly and beneficially owned by Giant, comprising 1,748,401 shares of common stock. John C. Rutherford and Ernest K. Jacquet are control persons of various entities indirectly investing in Giant and may be deemed to beneficially own a proportional interest in the shares of common stock owned by Giant, comprising 1,799,321 shares of common stock. In addition, Exhibit 99.2 to a Schedule 13D/A filed by the Parthenon Group on January 6, 2009 indicated that Mr. Sadek, as a Vice President of PCap Managers LLC, an affiliate of Giant, may be deemed to indirectly beneficially own all of the shares directly beneficially owned by Giant, but that Mr. Sadek disclaims any such beneficial ownership.

(16)	Consists entirely of shares issuable upon the exercise of options exercisable on or before February 14, 2011.

(17)	Consists entirely of shares issuable upon the exercise of options exercisable on or before February 14, 2011.

(18)	Consists entirely of shares issuable upon the exercise of options exercisable on or before February 14, 2011.

(19)	Includes 997,503 shares issuable upon the exercise of options exercisable on or before February 14, 2011.

Recent Securities Transactions.  Based on our records and on information provided to us by our directors, executive officers, affiliates, and subsidiaries, neither we nor any of our affiliates, subsidiaries, directors, or executive officers have effected any transactions involving shares of our common stock during the 60 days prior to December 16, 2010, except that on November 1, 2010, we granted an option pursuant to our Amended and Restated 2004 Stock Incentive Plan to purchase 200,000 shares of our common stock to Atul Garg, our Senior Vice President, Product Management, at an exercise price per share of $5.71.

12.	Effects of the Tender Offer on the Market for Shares; Registration under the Exchange Act

The purchase by us of shares in the Tender Offer will reduce the number of shares that might otherwise be traded publicly and may reduce the number of stockholders. As a result, trading of a relatively small volume of the shares after consummation of the Tender Offer may have a greater impact on trading prices than would be the case prior to consummation of the Tender Offer.

We believe that there will be a sufficient number of shares outstanding and publicly traded following completion of the Tender Offer to ensure a continued trading market for the shares. Based upon published guidelines of Nasdaq, we do not believe that our purchase of shares in the Tender Offer will cause the remaining outstanding shares to be delisted from Nasdaq. The Tender Offer is conditioned upon there not being any reasonable likelihood, in our reasonable judgment, that the consummation of the Tender Offer and the purchase of shares will cause the shares to be delisted from Nasdaq. See Section 7.

Our shares are currently “margin securities” under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using such shares as collateral. We believe that, following the purchase of shares in the Tender Offer, the shares will continue to be “margin securities” for purposes of the Federal Reserve Board’s margin rules and regulations.

The shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and the Commission and comply with the Commission’s proxy rules in connection with meetings of our stockholders. We believe that our purchase of shares in the Tender Offer pursuant to the terms of the Tender Offer will not result in the shares becoming eligible for deregistration under the Exchange Act.

13.	Legal Matters; Regulatory Approvals

We are not aware of any license or regulatory permit that is material to our business that might be adversely affected by our acquisition of shares as contemplated by the Tender Offer or of any approval or other action by any government or governmental, administrative, or regulatory authority or agency, domestic, foreign, or supranational, that would be required for the acquisition or ownership of shares by us as contemplated by the Tender Offer that is material to the success of the Tender Offer. Should any such approval or other action be required, we presently contemplate that we will seek that approval or other action where practicable if practicable within the time period contemplated by the Tender Offer. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for shares tendered in the Tender Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligation in the Tender Offer to accept for payment and pay for shares is subject to conditions. See Section 7.

14.	U.S. Federal Income Tax Consequences

The following describes material U.S. federal income tax consequences relevant to the Tender Offer for U.S. Holders (as defined below). This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury Regulations, administrative pronouncements and judicial decisions in effect on the date hereof, all of which are subject to change, possibly with retroactive effect, and to varying interpretations, which could result in U.S. federal income tax consequences different from those described below.

This discussion deals only with stockholders who hold their shares as “capital assets” within the meaning of Section 1221 of the Code. This discussion does not deal with all tax consequences that may be relevant to a particular stockholder in light of the stockholder’s particular circumstances or to certain categories of holders subject to special treatment under the U.S. federal income tax laws (including, without limitation, dealers in securities, foreign currencies, or commodities, traders in securities that elect to mark their holdings to market, financial institutions, regulated investment companies, real estate investment trusts, holders whose functional currency is not the U.S. dollar, insurance companies, tax-exempt organizations, foreign persons, holders with shares received through the exercise of qualified incentive stock options, holders who may be subject to the alternative minimum tax or personal holding company provisions of the Code, or holders who hold shares as part of a hedging, integrated, conversion, or constructive sale transaction or as a position in a straddle). This discussion does not address the state, local, foreign, or alternative minimum tax consequences of participating in the Tender Offer or the consequences under any U.S. federal tax laws other than those pertaining to income taxation. We have neither requested nor obtained a written opinion of counsel or a ruling from the IRS with respect to the tax matters discussed below.

As used herein, a “U.S. Holder” means a beneficial holder of shares that is for U.S. federal income tax purposes: (a) an individual who is a citizen or resident of the United States, (b) a corporation (or other entity treated as a corporation for these purposes), partnership, or other entity created or organized in or under the laws of the United States, any state thereof, or the District of Columbia, (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (d) a trust whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to make all substantial decisions. The term also includes nonresident alien individuals, foreign corporations, foreign partnerships, and foreign estates and trusts (“foreign stockholders”) to the extent that their ownership of the shares is effectively connected with the conduct of a trade or business within the United States, as well as certain former citizens and residents of the United States who, under certain circumstances, are taxed on income from U.S. sources as if they were citizens or residents. It should also be noted that certain “single member entities” are disregarded for U.S. federal income tax purposes. Such foreign stockholders that are single member non-corporate entities should consult with their own tax advisors to determine the U.S. federal, state, local, and other tax consequences that may be relevant to them.

FOREIGN STOCKHOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES AND ANY APPLICABLE FOREIGN TAX CONSEQUENCES OF THE TENDER OFFER AND ALSO SHOULD SEE SECTION 3 FOR A DISCUSSION OF APPLICABLE UNITED STATES WITHHOLDING RULES AND THE POTENTIAL FOR OBTAINING A REFUND OF ALL OR A PORTION OF ANY TAX WITHHELD.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds shares, the tax treatment of a partner will generally depend upon the status of such person and the activities of the limited liability company or partnership. A U.S. Holder that is a partnership should consult its own tax advisors regarding the treatment of its partners.

Each stockholder should consult its own tax advisor as to the particular U.S. federal income tax consequences to such stockholder of tendering shares pursuant to the Tender Offer and the applicability and effect of any state, local, or non-U.S. tax laws and other tax consequences with respect to the Tender Offer.

Non-Participation in the Tender Offer.  U.S. Holders that do not participate in the Tender Offer will not incur any tax liability as a result of the consummation of the Tender Offer.

Sale of Shares Pursuant to the Tender Offer.  A sale of shares for cash pursuant to the Tender Offer will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder that participates in the Tender Offer will be treated, depending on such U.S. Holder’s particular circumstances, either as recognizing gain or loss from a “sale or exchange” of the shares or as receiving a dividend distribution from the Company.

Sale or Exchange Treatment.  Under Section 302 of the Code, a U.S. Holder whose shares are sold in the Tender Offer will be treated as having sold or exchanged such U.S. Holder’s shares, and thus will recognize capital gain or loss if the sale (a) results in a “complete termination” of all such U.S. Holder’s equity interest in the Company under Section 302(b)(3) of the Code, (b) results in a “substantially disproportionate” redemption with respect to such U.S. Holder under Section 302(b)(2) of the Code, or (c) is “not essentially equivalent to a dividend” to the U.S. Holder under Section 302(b)(1) of the Code, each as described below (the “Section 302 Tests”). In applying the Section 302 Tests, a U.S. Holder must take into account not only the shares that the U.S. Holder actually owns, but also stock that such U.S. Holder constructively owns under attribution rules under Section 318 of the Code, pursuant to which the U.S. Holder will be deemed to own Company shares owned by certain family members and certain entities (such as corporations, partnerships, trusts, and estates) in which the U.S. Holder has an equity interest, as well as Company stock that the U.S. Holder has the right to acquire by exercise of an option.

The sale of shares will be a “complete termination” of a U.S. Holder’s equity interest in the Company if either (i) the U.S. Holder owns none of our shares either actually or constructively immediately after the shares are sold pursuant to the Tender Offer, or (ii) the U.S. Holder actually owns none of our shares immediately after the sale of shares pursuant to the Tender Offer and, with respect to shares constructively owned by the U.S. Holder immediately after the Tender Offer, the U.S. Holder is eligible to waive, and effectively waives, constructive ownership of all such shares under procedures described in Section 302(c) of the Code.

The sale of shares will be a “substantially disproportionate” redemption with respect to a U.S. Holder if the percentage of the then-outstanding voting shares actually or constructively owned by such U.S. Holder in the Company immediately after the sale of shares pursuant to the Tender Offer is less than 80% of the percentage of shares actually or constructively owned such U.S. Holder in the Company immediately before the sale of shares pursuant to the Tender Offer.

If the sale of shares for cash in the Tender Offer does not qualify as a “complete termination” of the U.S. Holder’s interest in the Company and also fails to satisfy the “substantially disproportionate” test, the U.S. Holder nonetheless may satisfy the “not essentially equivalent to a dividend” test. A sale of shares for cash will satisfy the “not essentially equivalent to a dividend” test if it results in a “meaningful reduction” of the U.S. Holder’s equity interest in the Company. Whether the sale will be “not essentially equivalent to a dividend” will depend on the U.S. Holder’s particular facts and circumstances. As indicated by the IRS in published rulings, an exchange of shares for cash that results in a reduction of the proportionate equity interest in the Company of a U.S. Holder whose relative equity interest in the Company is minimal (e.g., an interest of less than one percent) and who does not exercise any control over or participate in the management of the Company’s corporate affairs may constitute such a meaningful reduction.

Contemporaneous dispositions or acquisitions of shares by a U.S. Holder or related individuals or entities may be deemed to be part of a single integrated transaction and may be taken into account in determining whether the Section 302 Tests have been satisfied. A U.S. Holder should consult its tax advisor regarding the application of the rules of Section 302 in such U.S. Holder’s particular circumstances.

If any of the above three Section 302 Tests is satisfied, and the sale of the shares is therefore treated as a “sale or exchange” for U.S. federal income tax purposes, the U.S. Holder will be treated as recognizing gain or loss equal to the difference between the amount of cash received and such U.S. Holder’s adjusted tax basis in the shares sold pursuant to the Tender Offer. Generally, a U.S. Holder’s adjusted tax basis in the shares will be equal to the cost of the shares to the U.S. Holder. Any gain or loss will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder has held the shares for more than one year as of the date of the exchange. Specific limitations may apply to the deductibility of capital losses by U.S. Holders. Calculation of gain or loss must be made separately for each block of shares owned by the U.S. Holder. Under the tax laws, a U.S. Holder may be able to designate which blocks and the order of such blocks to be exchanged pursuant to the Tender Offer. Under current law, non-corporate U.S. Holders generally will be subject to U.S. federal income tax at a maximum rate of 20% on long-term capital gain recognized after December 31, 2010. Short-term capital gain and ordinary income are subject to a tax at a maximum of 39.6% after December 31, 2010. These rates are subject to change upon action by Congress, possibly with retroactive effect.

Dividend Treatment.  If none of the Section 302 Tests are satisfied, the sale of the U.S. Holder’s shares pursuant to the Tender Offer will not be treated as a sale or exchange under Section 302 of the Code with respect to the U.S. Holder. Instead, the cash received by such U.S. Holder pursuant to the exchange will be treated as a distribution from the Company with respect to the U.S. Holder’s shares, taxable as a dividend to the extent of the portion of the Company’s current and accumulated earnings and profits allocable to such shares. To the extent that amounts received pursuant to the Tender Offer exceed a U.S. Holder’s allocable share of the Company’s current and accumulated earnings and profits, the distribution will first be treated as a non-taxable return of capital, causing a reduction in the adjusted tax basis of such U.S. Holder’s shares, and any amounts in excess of the U.S. Holder’s adjusted tax basis will constitute capital gain. Any remaining adjusted tax basis in the shares tendered will be transferred to any remaining shares held by such U.S. Holder.

Non-corporate U.S. Holders (including individuals) generally will be subject to U.S. federal income tax at ordinary income rates on amounts treated as dividends that are received after December 31, 2010, i.e., the entire amount of cash received without reduction for the tax basis of the shares exchanged. The current U.S. federal income tax rate applicable to qualified dividends is subject to change upon action by Congress, possibly with retroactive effect.

To the extent that cash received in exchange for shares is treated as a dividend to a corporate U.S. Holder, it may be (i) eligible for a dividends-received deduction (subject to applicable limitations) and (ii) subject to the “extraordinary dividend” provisions of Section 1059 of the Code. Corporate U.S. Holders should consult their tax advisors concerning the availability of the dividends-received deduction and the application of the “extraordinary dividend” provisions of the Code in their particular circumstances.

Based on our estimates, we expect to have no current earnings and profits at the time of the Tender Offer. However, the determination of whether a corporation has current earnings and profits is complex and the legal standards to be applied are subject to uncertainties and ambiguities. Additionally, whether a corporation has current earnings and profits can be determined only at the end of the taxable year. Accordingly, the extent to which a U.S. Holder will be treated as receiving a dividend if the repurchase of its shares pursuant to the Tender Offer is not entitled to sale or exchange treatment under Section 302 of the Code is unclear.

We cannot predict whether or the extent to which the Tender Offer will be oversubscribed. If the Tender Offer is oversubscribed, proration of tenders pursuant to the Tender Offer will cause the Company to accept fewer shares than are tendered. Therefore, a U.S. Holder can be given no assurance that a sufficient number of such U.S. Holder’s shares will be purchased pursuant to the Tender Offer to ensure that such purchase will be treated as a sale or exchange, rather than as a distribution, for U.S. federal income tax purposes pursuant to the rules discussed above.

See Section 3 with respect to the application of U.S. federal income tax withholding and backup withholding.

Tax Considerations for Holders of Vested Stock Options

Holders of vested stock options that intend to exercise options and tender, pursuant to this Tender Offer, the shares acquired upon exercise should consult their own tax advisors regarding the possibility of paying tax twice on the income realized from the exercise and tender. In addition, holders of vested stock options which are intended to be “incentive stock options” for U.S. federal income tax purposes should consult their own tax advisors as to the special tax consequences that may be applicable upon the exercise of any such options and the tender of the shares subject to such options pursuant to the Tender Offer in light of the requisite holding periods under the Code.

THE FEDERAL TAX DISCUSSION SET FORTH ABOVE MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER’S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE TAX IMPLICATIONS OF THE TENDER OFFER UNDER APPLICABLE FEDERAL, STATE OR LOCAL LAWS. FOREIGN STOCKHOLDERS SHOULD ALSO CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES UNIQUE TO HOLDERS WHO ARE NOT U.S. PERSONS.

15.	Extension of the Tender Offer; Termination; Amendment

We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events described in Section 7 shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the Tender Offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. We also expressly reserve the right, if any event described in Section 7 has occurred, to terminate the Tender Offer and reject for payment and not pay for any shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for shares by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events described in Section 7 shall have occurred or shall be deemed by us to have occurred, to amend the Tender Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Tender Offer to holders of shares or by decreasing or increasing the number of shares being sought in the Tender Offer. Amendments to the Tender Offer may be made at any time and from time to time effected by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Time. Any public announcement made in the Tender Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise, or otherwise communicate any such public announcement other than by making a release through PR Newswire or another comparable service. In addition, we would file such press release as an exhibit to the Schedule TO.

If we materially change the terms of the Tender Offer or the information concerning the Tender Offer, we will extend the Tender Offer to the extent required by SEC rules. These rules and certain related releases and interpretations of the Commission provide that the minimum period during which a tender offer must remain open following material changes in the terms of the Tender Offer or information concerning the Tender Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information; however, in no event will the Tender Offer remain open for fewer than five business days following such a material change in the terms of, or information concerning, the Tender Offer. If (1)(i) we increase or decrease the price to be paid for shares beyond the range, (ii) decrease the number of shares being sought in the Tender Offer, or (iii) increase the number of shares being sought in the Tender Offer, and (2) the Tender Offer is scheduled to expire at any time earlier than the expiration of a period ending at 12:00 midnight, New York City time, on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to stockholders in the manner specified in this Section 15, the Tender Offer will be extended until the expiration of such period of ten business days.

16.	Fees and Expenses

We have retained Barrington Research Associates, Inc. to act as the Dealer Manager in connection with the Tender Offer. In its role, Barrington may contact brokers, dealers, and similar entities and may provide information regarding the Tender Offer to those that it contacts or persons that contact it. The Dealer Manager will receive reasonable and customary compensation. We also have agreed to indemnify the Dealer Manager against certain liabilities in connection with the Tender Offer, including certain liabilities under the federal securities laws.

The Dealer Manager and its affiliates may in the future provide various investment banking and other services to us for which future services we would expect they would receive customary compensation from us. In the ordinary course of business, including in their trading and brokerage operations and in a fiduciary capacity, the Dealer Manager and its affiliates may hold positions, both long and short, for their own accounts and for those of their customers, in our securities.

We have retained Phoenix Advisory Partners to act as Information Agent and Mellon Investor Services LLC to act as Depositary in connection with the Tender Offer. The Information Agent may contact holders of shares by mail, facsimile, and personal interviews and may request brokers, dealers, commercial banks, trust companies, and other nominee stockholders to forward materials relating to the Tender Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses, and will be indemnified against certain liabilities in connection with the Tender Offer, including certain liabilities under the federal securities laws.

We will not pay any fees or commissions to brokers, dealers, or other persons (other than fees to the Dealer Manager and the Information Agent as described above) for soliciting tenders of shares in the Tender Offer. Stockholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs may apply if stockholders tender shares through the brokers or banks and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers, and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Tender Offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank, or trust company has been authorized to act as our agent or the agent of the Dealer Manager, the Information Agent, or the Depositary for purposes of the Tender Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares, except as otherwise provided in Instruction 7 in the Letter of Transmittal.

17.	Miscellaneous

Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the Commission an Issuer Tender Offer Statement on Schedule TO, which contains additional information with respect to the Tender Offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is described in Section 10 with respect to information concerning us.

This Offer to Purchase and the Letter of Transmittal do not constitute an offer to purchase securities in any U.S. state in which such offer is not permitted or would not be permitted. If we become aware of any U.S. state where the making of the Tender Offer or the acceptance of shares pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with such state’s applicable law where practicable. If, after such good faith effort, we cannot comply with the applicable law, the Tender Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in such U.S. state.

You should only rely on the information contained (or incorporated by reference) in this Offer to Purchase or to which we have referred you. We have not authorized any person to make any recommendation on behalf of us as to whether you should tender or refrain from tendering your shares in the Tender Offer. We have not authorized any person to give any information or to make any representation in connection with the Tender Offer other than those contained in this Offer to the Purchase or in the Letter of Transmittal. If given or made, any recommendation or any such information or representation must not be relied upon as having been authorized by us, the Dealer Manager, the Depositary, or the Information Agent.

Tier Technologies, Inc.

December 17, 2010

The Letter of Transmittal, certificates for shares, and any other required documents should be sent or delivered by each stockholder of the Company or his or her bank, broker, dealer, trust company, or other nominee to the Depositary as follows:

The Depositary for the Tender Offer is:

Mellon Investor Services LLC

By Mail:	By Hand or Overnight Courier:

Mellon Investor Services LLC P.O. Box 3301 South Hackensack New Jersey 07606 Attn: Reorganization Dept	Mellon Investor Services LLC Newport Office Center VII 480 Washington Boulevard Mail Drop — Reorg Attn: Reorganization Dept., 27th Floor Jersey City, NJ 07310

Delivery of the letter of transmittal to an address other than as set forth above will not constitute a valid delivery to the Depositary.

Questions and requests for assistance may be directed to the Information Agent, or to the Dealer Manager, at their respective and telephone numbers set forth below. Requests for additional copies of this Offer to Purchase, the related Letter of Transmittal, or the Notice of Guaranteed Delivery should be directed to the Information Agent.

The Information Agent for the Tender Offer is:

110 Wall Street — 27th Floor
New York, NY 10005
Call toll free: (800) 576-4314
Banks and brokers please call collect: (212) 493-3910
E-mail: info@phoenixadvisorypartners.com

The Dealer Manager for the Tender Offer is:

Barrington Research Associates, Inc.

161 N. Clark St., Suite 2950
Chicago, IL 60601
(800) 416-7479 (toll free)
(312) 634-6000 (collect)